Exhibit (a)(1)(i)
Notice of Put Right for
All Outstanding Shares of Class A Callable Puttable Common Stock
of
Dreyer’s Grand Ice Cream Holdings, Inc.
at
$83.10 per Class A Share
This Put Right expires at 5:00 P.M.,
New York City time, on Friday, January 13, 2006.
          To holders of shares of Class A Callable Puttable Common Stock (the “Class A Shares”) of Dreyer’s Grand Ice Cream Holdings, Inc., a Delaware corporation (“Dreyer’s”):
          This notice (this “Notice of Put Right”) is being sent to you pursuant to Section (c)(ii)(B) of Article FIFTH of the Restated Certificate of Incorporation of Dreyer’s (the “Restated Certificate”). Capitalized terms used in this Notice of Put Right, unless otherwise defined herein, will have the meanings given such terms in the Restated Certificate.
          Under Section (c)(ii) of Article FIFTH of the Restated Certificate, you have the right to require Dreyer’s to purchase (the “Put Right”) any or all of the Class A Shares held by you, subject to the terms and conditions of the Restated Certificate. The purchase price is $83.10 in cash per Class A Share (the “Purchase Price”). If you elect to require Dreyer’s to purchase your Class A Shares at the Purchase Price, you must do so by delivering a Letter of Transmittal and your Class A Shares to Mellon Investor Services, Depositary Agent for the Put Right, prior to 5:00 p.m. New York City time on January 13, 2006, or such later date to which the initial expiration time for the exercise of the Put Right may be extended by Dreyer’s through public announcement to the extent required to comply with United States federal securities laws (the “Expiration Time”).
          This Notice of Put Right relates to the first put period, which begins on December 1, 2005 and ends at the Expiration Time (the “First Put Period”).
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PUT RIGHT OR PASSED UPON THE MERITS OR FAIRNESS OF THE PUT RIGHT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Important
          Stockholders who desire to exercise the Put Right should do the following, as applicable:
          (1)           complete and sign the enclosed Letter of Transmittal and enclose all documents required by it and its instructions, including any certificate representing Class A Shares (or mark the section of the Letter of Transmittal to surrender Class A Shares held directly in book entry form through the Direct Registration System maintained by Mellon Investor Services) and any required signature guarantees, and mail or deliver them to Mellon Investor Services, Depositary Agent for the Put Right, at the address listed on the back cover of this Notice of Put Right; or
          (2)           follow the procedures for book entry transfer of Class A Shares held in book entry form by the Depository Trust Company, as set forth in “Procedures for Exercising the Put Right – Valid

Delivery Through Book Entry Delivery of Class A Shares from the Depository Trust Company to Mellon Investor Services” on page 43; or
          (3)           request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.
          Stockholders who have Class A Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to exercise the Put Right for those Class A Shares.
          Stockholders who desire to deliver Class A Shares and whose certificates for such Class A Shares are not immediately available, or who cannot comply with the procedure for book entry transfer on a timely basis, may deliver such Class A Shares by following the procedures for guaranteed delivery set forth in “Procedures for Exercising the Put Right – Guaranteed Delivery” on page 44.
          Questions and requests for assistance may be directed to Mellon Investor Services, which is serving as the Information Agent for the Put Right, at its addresses and telephone numbers set forth on the back cover of this Notice of Put Right. Requests for additional copies of this Notice of Put Right and the Letter of Transmittal may be directed to Mellon Investor Services or to brokers, dealers, commercial banks or trust companies.
The date of this Notice of Put Right is
December 1, 2005

Summary Term Sheet
          This summary highlights important and material information contained in this Notice of Put Right but is intended to be an overview only. To fully understand the Put Right described in this Notice of Put Right and for a more complete description of the terms of the Put Right, you should read carefully this entire Notice of Put Right, the appendices to this Notice of Put Right, documents incorporated by reference or otherwise referenced to herein and the Letter of Transmittal. Section and heading references are included only to direct you to a more complete description of the topics contained in this summary.
          •   Holders of shares of the Class A Callable Puttable Common Stock (the “Class A Shares”) of Dreyer’s Grand Ice Cream Holdings, Inc. (“Dreyer’s”) have the right under Dreyer’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to require Dreyer’s to purchase any or all of the Class A Shares held by them for $83.00 in cash per Class A Share during two periods: From December 1, 2005 until 5:00 p.m. New York City time on January 13, 2006 (the “First Put Period”); and from April 3, 2006 until 5:00 p.m. New York City time on May 12, 2006 (the “Second Put Period”). The term “Expiration Time” as used herein refers to 5:00 p.m. New York City time on January 13, 2006 or 5:00 p.m. New York City time on May 12, 2006, as applicable, provided that either such date may be extended through public announcement by Dreyer’s to the extent required to comply with United States federal securities laws.
          •   The amount to be paid by Dreyer’s for the Class A Shares for which the Put Right is properly exercised is $83.10 per Class A Share (the “Purchase Price”). The Purchase Price represents an increase of $0.10 per Class A Share over the purchase price set forth in the Restated Certificate solely to reflect the need to postpone the earliest date on which payment for the Class A Shares would otherwise have been made under the Restated Certificate until January 17, 2006 to comply with United States federal securities laws, as permitted under these circumstances by the Restated Certificate.
          •   Nestlé S.A., a corporation organized under the laws of Switzerland (“Nestlé S.A.”), and Nestlé Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Nestlé S.A. (“Nestlé Holdings”), are contractually obligated to provide, or have one of their affiliates provide, the funds to pay the Purchase Price for which the Put Right is properly exercised. Nestlé S.A. and Nestlé Holdings have notified Dreyer’s that either Nestlé S.A., Nestlé Holdings or Nestlé Ice Holdings, a Delaware corporation and wholly owned indirect subsidiary of Nestlé Holdings (“Nestlé Ice”), will provide the funds to pay the Purchase Price for the Class A Shares for which a Put Right is properly exercised. The term “Nestlé” is used throughout this Notice of Put Right to refer collectively to Nestlé S.A., Nestlé Holdings and Nestlé Ice.
          •   In exchange for providing the funds to pay the Purchase Price, Dreyer’s will issue one share of its Class B Common Stock (the “Class B Shares”) to Nestlé Ice for each Class A Share that is purchased by Dreyer’s. All Class A Shares that are purchased by Dreyer’s will be retired and cancelled.
          •   The Restated Certificate provides that if Nestlé at any time owns at least 90% of the issued and outstanding voting stock of Dreyer’s (the “Conversion Date”): (1) Each outstanding Class A Share will automatically be converted into one Class B Share (the “Conversion”); and (2) Nestlé is contractually obligated, and has affirmed its intent, to cause a “short-form” merger between Dreyer’s and Nestlé Holdings (or its affiliate) (the “Short Form Merger”). Under Delaware law, Nestlé Holdings (or its affiliate) may effect the Short Form Merger without the affirmative vote of, or prior notice to, Dreyer’s board of directors or stockholders.
          •   If a Short Form Merger is consummated as a result of a Conversion due to stockholders exercising the Put Right during either the First or Second Put Period, then holders of Class A Shares who did not exercise the Put Right will be entitled to receive $83.10 in cash per Class B Share. If a stockholder properly exercised the Put Right prior to the Conversion Date, the automatic conversion of Class A Shares to Class B Shares will not affect the right of such stockholder to receive the Purchase Price for any Class A Shares for which the Put Right was properly exercised.

          •   Prior to January 1, 2007, under certain circumstances that would involve a substantial adverse change in Dreyer’s business or financial viability and which would result in a “Triggering Event,” as described more fully in “A Triggering Event” on page 39, Nestlé has the right, in its sole discretion, to either (a) cause Dreyer’s to redeem all outstanding Class A Shares at the “Triggering Event Price” (as described more fully in “A Triggering Event” on page 39) or (b) offer to purchase all outstanding Class A Shares directly from the holders of such shares at the Triggering Event Price. If at any time prior to January 1, 2007, a Short Form Merger is consummated as a result of a Conversion due to a Triggering Event, then holders of Class A Shares will be entitled to receive the Triggering Event Price in cash per Class B Share.
          •   If a Short Form Merger is not consummated prior to January 1, 2007, Dreyer’s and Nestlé have the right, but not the obligation, at any time during the period between January 1, 2007 through and including June 30, 2007 to redeem all (but not part) of the outstanding Class A Shares without the consent of any holder of the Class A Shares at the price of $88.00 in cash per Class A Share (the “Call Right”).
          •   If a Short Form Merger is consummated, (a) holders of Class A Shares at the effective time of such Short Form Merger will not be eligible for appraisal rights under Delaware law, and (b) the vesting of outstanding options to purchase Class A Shares (the “Stock Options”) will be accelerated in full and such Stock Options will be immediately and without further action converted into the right to receive a payment per Class A Share equal to the difference between the payment that would otherwise be due to a holder of Class A Shares upon the consummation of the Short Form Merger and the per share exercise price of the Stock Option.
          •   Stockholders who exercise the Put Right during either of the Put Periods will receive the Purchase Price for their Class A Shares sooner than stockholders who receive the Purchase Price as a result of the Short Form Merger. However, if a Short Form Merger is not consummated before the conclusion of the Second Put Period and Dreyer’s or Nestlé exercises the Call Right, stockholders whose Class A Shares are redeemed under the Call Right in 2007 will receive $4.90 per share more than stockholders who exercised the Put Right during either of the Put Periods in 2006. There can be no assurance that either Dreyer’s or Nestlé will exercise the Call Right in 2007.
Questions And Answers About The Put Right
          The following are answers to some of the questions that you may have about the Put Right. To fully understand the Put Right and for a more complete description of the terms of the Put Right, you should read carefully this entire Notice of Put Right, the appendices to this Notice of Put Right, documents incorporated by reference or otherwise referred to herein and the Letter of Transmittal. Section and heading references are included only to direct you to a more complete description of the topics contained in this summary.
What securities have a Put Right?
          All holders of Class A Shares as of the close of business on November 28, 2005 may exercise the Put Right to require Dreyer’s to purchase any and all Class A Shares during the First Put Period or the Second Put Period, if there is one. For information about the terms of the Put Right, please see “The Put Right” on page 34 and “Procedures for Exercising the Put Right” on page 42.
Who is purchasing my Class A Shares?
      Under the Restated Certificate, Dreyer’s will purchase your Class A Shares. Nestlé will provide the funds to purchase the Class A Shares in accordance with the Governance Agreement dated June 26, 2003 by and among Nestlé Holdings, Dreyer’s and, with respect to Articles I, II and VIII thereof, Nestlé S.A. (the “Governance Agreement”). Please see “Special Factors – Background of Nestlé’s Investment in Dreyer’s” on page 15 and “Certain Information Concerning the Nestlé Entities” on page 53 for further information about Nestlé. Each Class A Share that is tendered for purchase will be retired and cancelled and Nestlé Ice will be issued one Class B Share for each Class A Share that is purchased.
How much will I receive for each Class A Share?
          Holders of Class A Shares will receive the Purchase Price for each Class A Share for which the Put Right is properly exercised, subject to withholding for applicable taxes. The Purchase Price represents an increase of $0.10 per Class A Share over the purchase price set forth in the Restated Certificate solely to reflect the need to postpone the earliest date on which payment for the Class A Shares would otherwise have been made under the Restated Certificate until January 17, 2006 to comply with United States federal securities laws, as permitted under these circumstances by the Restated Certificate. Please see “The Put Right” on page 34 for information about the terms of the Put Right.
Does Nestlé have the financial resources to fund the Purchase Price?
          Yes. Funds for the Purchase Price will be deposited by Nestlé with Mellon Investor Services, which is acting as Depositary Agent for the Put Right. Please see “Source and Amount of Funds” on page 54 for more information about how Nestlé will fund the Purchase Price for the Class A Shares.
When do I have to decide whether or not to exercise my Put Right during the First Put Period?
          In order to exercise your Put Right during the First Put Period, your Class A Shares, together with a properly completed Letter of Transmittal, must be validly delivered to Mellon Investor Services prior to the Expiration Time. Please see “Procedures for Exercising the Put Right” on page 42 for more information about what must be delivered to Mellon Investor Services.
Has the Put Right been approved or recommended by the stockholders or directors of either Dreyer’s or Nestlé?
          The members of Dreyer’s board of directors who meet the definition of an “independent director” under the regulations of the Nasdaq National Market System (“Nasdaq National Market”), have unanimously determined that the Put Right is fair to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé and have unanimously recommended that holders of Class A Shares exercise the Put Right. Nestlé has determined that the Put Right is fair to holders of the Class A Shares other than affiliates of Dreyer’s or Nestlé.
          No further approval of either the board of directors or stockholders of Dreyer’s or Nestlé is required under Delaware law with respect to the Put Right, the Call Right, the Triggering Event or a Short Form Merger. Please see “Dreyer’s and Nestlé’s Positions Regarding the Fairness of the Put Right” on page 23 for more information.
When will payment of the Purchase Price be made?
          Holders of Class A Shares that are validly delivered upon exercise of the Put Right to Mellon Investor Services prior to the Expiration Time will be issued payment of the aggregate Purchase Price within two business days after the Expiration Time.
          The Restated Certificate provides that Dreyer’s shall pay the Purchase Price for all Class A Shares for which the Put Right is properly exercised between December 1 and December 30, 2005 within two business days after January 1, 2006 and payment of the Purchase Price for the Class A Shares for which the Put Right is properly exercised after December 30, 2005 and prior to the Expiration Time will be made promptly after such exercise. The Restated Certificate also provides that the dates on which Dreyer’s is required to take actions with respect to payment of the Purchase Price may be delayed to such later dates as may be necessary in order to comply with United States federal securities laws. United States federal securities laws do not permit Dreyer’s to pay the Purchase Price to holders of Class A Shares who have properly exercised the Put Right prior to the Expiration Time. Consequently, payment for all Class A Shares for which the Put Right is exercised during the First Put Period will be made within two business days after the Expiration Time.
How will the Put Right affect the payment of dividends?
          If a dividend is declared by Dreyer’s board of directors to be paid to the stockholders of record as of a date prior to the Expiration Time, all holders of record of Class A Shares on such date will be entitled to receive such dividend payment even if they have properly exercised their Put Right. Under the Governance Agreement, Dreyer’s has certain obligations regarding the declaration and payment of dividends on the Class A Shares and Class B Shares (collectively, “Dreyer’s Common Stock”). In accordance with these obligations, since the closing of the transactions under the Merger Agreement, Dreyer’s board of directors has declared a cash dividend of $0.06 per share of Dreyer’s Common Stock per quarter. Should Dreyer’s board of directors declare a dividend of $0.06 per share of Dreyer’s Common Stock for the quarter ended December 31, 2005, the record date for determining the stockholders who are eligible to receive such a dividend would normally be December 30, 2005. Please see “Miscellaneous Provisions Related to the Put Right, the Call Right and a Triggering Event – Dividends and the Put Periods” on page 40 for more information.
Is the Put Right subject to a minimum condition?
          There is no condition that the Put Right must be exercised for a specific number, or a certain percentage, of the issued and outstanding Class A Shares. As long as you comply with the instructions set forth in this Notice of Put Right and the accompanying Letter of Transmittal to exercise the Put Right for your Class A Shares, you will have obtained the right to receive the Purchase Price for each Class A Share for which the Put Right has been properly exercised, subject to withholding of applicable taxes as discussed below.
How do I exercise the Put Right and deliver my Class A Shares?
          Please refer to “Procedures for Exercising the Put Right” on page 42 for detailed instructions on how to exercise your Put Right and how to validly deliver your Class A Shares. In summary:
          •   Holders of certificates representing Class A Shares: Return a properly completed Letter of Transmittal and certificates representing Class A Shares to Mellon Investor Services;
          •   Holders of Class A Shares that are held in book entry form through an account in Mellon Investor Services’ Direct Registration System: Return a properly completed Letter of Transmittal to Mellon Investor Services;
          •   Holders of Class A Shares held in book entry form (also known as “street name”) through a brokerage or other securities account maintained by a commercial institution: Contact your broker, dealer, commercial bank, trust company or other nominee for their assistance in exercising your Put Right.
          •   Holders of Class A Shares held in book entry form (also known as “street name”) directly with the Depository Trust Company (such holders generally are commercial institutions such as brokers, dealers, commercial banks and trust companies): Follow the procedures for book entry transfer of the Class A Shares, as described in “Procedures for Exercising the Put Right” on page 42.

In order to exercise your Put Right during the First Put Period, you must validly deliver your Class A Shares, together with a properly completed Letter of Transmittal, no later than 5:00 p.m. New York City time on January 13, 2006.
May I withdraw my exercise of the Put Right after I have validly delivered my Class A Shares to Mellon Investor Services?
          Yes. Your election to exercise the Put Right may be withdrawn at any time prior to the Expiration Time. See “Procedures for Exercising the Put Right – Right of Withdrawal for the First Put Period” on page 44 for more information.
How do I withdraw my exercise of the Put Right?
          You (or your broker if your Class A Shares are held in “street name”) must notify Mellon Investor Services at one of the addresses set forth on the back cover of this Notice of Put Right if you wish to withdraw your exercise of the Put Right. The notice must include the name of the stockholder that exercised the Put Right, the number of Class A Shares for which the exercise is being withdrawn and the name in which the Class A Shares are registered. Mellon Investor Services must receive any withdrawal for the exercise of the Put Right prior to the Expiration Time. For complete information about the procedures for withdrawing your exercise of the Put Right, see “Procedures for Exercising the Put Right – Right of Withdrawal for the First Put Period” on page 44.
What is the Short Form Merger and what will happen to outstanding Class A Shares if a Short Form Merger is consummated?
          If at any time Nestlé owns at least 90% of the issued and outstanding voting stock of Dreyer’s, each then outstanding Class A Share will automatically be converted into one Class B Share (the “Conversion”) and Nestlé will then be obligated, under the Governance Agreement, to effect a “short form” merger between Dreyer’s and Nestlé (the “Short Form Merger”) under Delaware law. Under the terms of the Restated Certificate and the Governance Agreement, each Class A Share for which the Put Right is exercised will be retired and cancelled and one Class B Share will be issued to Nestlé for each Class A Share that is cancelled. Nestlé currently owns approximately 67% of the fully-diluted capital stock of Dreyer’s. Accordingly, Nestlé’s percentage ownership of outstanding Dreyer’s Common Stock will increase to the extent the Put Right is exercised by holders of Class A Shares.
          The Short Form Merger will not require the approval of either Dreyer’s board of directors or stockholders. In the absence of Triggering Event, should a Short Form Merger be consummated before January 1, 2007, all holders of Class A Shares who did not previously exercise the Put Right will be entitled to receive a cash payment equal to the Purchase Price per share and these holders will receive a notification of the Short Form Merger from Nestlé along with instructions on how to receive payment for their shares. Please see “Miscellaneous Provisions Related to the Put Right, the Call Right and a Triggering Event – Short Form Merger” on page 41 for more information.
          In the event that a validly executed Letter of Transmittal and accompanying Class A Shares (in physical certificate form, or through a book entry transfer by either Mellon Investor Services or the Depository Trust Company, or through receipt of a notice of guaranteed delivery from an Eligible Institution) arrives at the offices of Mellon Investor Services after either (a) the Conversion, or (b) the occurrence of a Triggering Event, then such Letter of Transmittal and Class A Shares without further action on the part of the delivering stockholder will be irrevocably deemed validly delivered for the purpose of exchanging such Class A Shares for the right to receive a cash payment per Class A Share of (x) the Purchase Price in the case of a Short Form Merger prior to January 1, 2007, (y) $88.00 in the case of a Short Form Merger on or after January 1, 2007, or (z) the Triggering Event Price in the case of a Triggering Event at any time.

If I decide not to exercise my Put Right, how will my Class A Shares be affected?
          If you elect not to exercise the Put Right with respect to some or all of the Class A Shares that you hold and, after the Expiration Time of the First Put Period, Nestlé owns less than 90% of the issued and outstanding voting stock of Dreyer’s, you will have the opportunity to again exercise the Put Right with respect to your Class A Shares in the Second Put Period between April 3, 2006 and May 12, 2006 for the same Purchase Price per Class A Share.
          If you do not exercise the Put Right with respect to your Class A Shares in either of the Put Periods and there has not been a Short Form Merger, then during the period from January 1, 2007 to June 30, 2007 either Nestlé or Dreyer’s may exercise the Call Right, which would cause the redemption of all outstanding Class A Shares for a payment of $88.00 in cash per Class A Share. There can be no assurance that either Nestlé or Dreyer’s will exercise the Call Right.
          In addition, if a Triggering Event should occur prior to January 1, 2007, all Class A Shares outstanding at such time will be converted into the right to receive the cash payment per Class A Share equal to the Triggering Event Price.
          If a Triggering Event has not occurred and a Short Form Merger has not been consummated on or before June 30, 2007, all Class A Shares that remain outstanding after June 30, 2007 and are held by stockholders other than Nestlé and its affiliates will automatically be converted into Class B Shares, which are not listed for trading on any exchange. Thereafter, there would no longer be a public trading market for Dreyer’s securities. Nestlé is under no obligation to cause Dreyer’s to register the Class B Shares with the Securities and Exchange Commission (“SEC”). Should the Class B Shares not be registered with the SEC and if there are fewer than 500 stockholders of record of such Class B Shares, Dreyer’s public reporting and other obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as the Sarbanes-Oxley Act, would terminate. Please see “Special Factors – Certain Effects of the Exercise of the Put Right” on page 21 for more information.
I hold vested options to purchase Class A Shares: Am I eligible to exercise the Put Right?
          No. Holders of options to purchase Class A Shares issued under stock option plans maintained by Dreyer’s (the “Stock Options”) are not eligible to participate in the Put Right unless such holder first exercises the applicable vested Stock Option. If you wish to exercise your vested Stock Options, please contact:

Dreyer’s Grand Ice Cream Holdings, Inc.
Attention: People Support
5929 College Avenue
Oakland, California 94618
(510) 601-4247
I hold vested or unvested Stock Options: What happens to these Stock Options in the event of a Short Form Merger?
          Under the terms of the Merger Agreement, the Governance Agreement and the documents governing the Stock Options, immediately prior to and contingent upon the consummation of a Short Form Merger, the vesting of all outstanding Stock Options will accelerate in full. Under the terms of the Merger Agreement and the Governance Agreement, upon the consummation of a Short Form Merger, each outstanding Stock Option will be converted into the right to receive a cash payment per Class A Share equal to the difference of:
          •   either: (1) the Purchase Price if the Short Form Merger is consummated prior to January 1, 2007, (2) $88.00 if the Short Form Merger is consummated on or after January 1, 2007, or (3) the Triggering Event Price in cash should a Triggering Event occur; minus

          •   the per share exercise price underlying the outstanding Stock Option; minus
          •   withholding for applicable taxes (such net payment, the “Stock Option Payment”).
          Following the consummation of a Short Form Merger, holders of Stock Options will be sent a notification from Nestlé that the Short Form Merger has been consummated along with the Stock Option Payment. Please see “Treatment of Special Categories of Dreyer’s Securities – Treatment of Stock Options Under the Short Form Merger” on page 47 for more information.
I hold Class A Shares that were acquired under DGIC’s Secured Stock Plan: How do I exercise the Put Right for these Class A Shares?
          Certain holders of Class A Shares acquired such shares under DGIC’s Secured Stock Plan which provides, among other things, that the holder acquired such Class A Shares using in whole or in part funds loaned by DGIC in return for which Dreyer’s, as the successor to DGIC, received a security interest in such Class A Shares. Certificates representing such Class A Shares are held in escrow by Dreyer’s subject to repayment of all outstanding principal and interest due under such loans.
          If you own Class A Shares acquired under DGIC’s Secured Stock Plan, you are eligible to exercise the Put Right and receive a payment equal to the difference between:
          •   the Purchase Price per Class A Share for all such Class A Shares acquired under the DGIC Secured Stock Plan; minus
          •   the outstanding principal and interest due under DGIC’s Secured Stock Plan; minus
          •   withholding for applicable taxes (such net payment, the “Secured Stock Payment”).
          Holders of Class A Shares who acquired such shares under the DGIC Secured Stock Plan and who wish to exercise the Put Right for such Class A Shares may do so, provided that they first contact Dreyer’s to request Dreyer’s to send such share certificates as well as the information as to the amount of the Secured Stock Payment to Mellon Investor Services. Upon receipt from the stockholder by Mellon Investor Services of a properly executed Letter of Transmittal and the information and certificate from Dreyer’s, such stockholders will receive the Secured Stock Payment, as well as a closing statement from Dreyer’s setting forth the calculation of the Secured Stock Payment.
          Please see “Treatment of Special Categories of Dreyer’s Securities – Exercising the Put Right for Class A Shares Acquired Under DGIC’s Secured Stock Plan” on page 47 for more information.

Dreyer’s Grand Ice Cream Holdings, Inc.
Attention: Leanne Pratt
5929 College Avenue
Oakland, California 94618
(510) 601-4343
I am a participant in the DGIC Stock Fund offered under the DGIC Savings Plan: Am I eligible to exercise the Put Right?
          No. The administrative committee (the “Administrative Committee”) of the Dreyer’s Grand Ice Cream, Inc. Stock Fund (the “Stock Fund”) which is offered under the Dreyer’s Grand Ice Cream, Inc. Savings Plan has advised Nestlé and Dreyer’s that holders of units in the Stock Fund do not hold title to any Class A Shares and, for the reasons described herein, the authority to exercise the Put Right for the Class A Shares held by the Stock Fund will be retained by the Administrative Committee. Please see “Treatment of Special Categories of Dreyer’s Securities – Treatment of Class A Shares Held by the DGIC Stock Fund” on page 48 for more information.

I still have not exchanged my DGIC common stock certificates: May I use these certificates to exercise the Put Right?
          Yes. If you hold a certificate for DGIC common stock and wish to exercise the Put Right, you should mark Box #4 on the Letter of Transmittal for delivering certificated shares and deliver the properly completed Letter of Transmittal together with the certificates for DGIC common stock.
Must I exercise the Put Right for all of my Class A Shares?
          No. The decision to exercise the Put Right with respect to your Class A Shares is at your individual discretion. Accordingly, you may exercise the Put Right for all, none or a portion of your Class A Shares during the First Put Period or the Second Put Period, if there is one.
What are the material United States federal income tax considerations with respect to my exercise of the Put Right?
          Sales of Class A Shares pursuant to the exercise of the Put Right and the exchange of Class A Shares for cash pursuant to the Short Form Merger will be taxable transactions for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. Gain or loss will be capital gain or loss if the Class A Shares are held as capital assets by the stockholder. As individual tax situations differ, stockholders should consult with their individual tax and legal advisors concerning the tax treatment of the exercise of the Put Right. If you exercise your Put Right during the First Put Period, the Purchase Price for the Class A Shares will be paid to you in 2006 and Dreyer’s will record such purchase on its books as of the date of such payment. Dreyer’s will not make any such payment in 2005 nor will it record any purchase of Class A Shares in 2005. Please see “Miscellaneous Provisions Related to the Put Right, the Call Right and a Triggering Event – Material United States Federal Income Tax Consequences of the Purchase of Class A Shares” on Page 42 for more information.
Will the Class A Shares continue to trade on the Nasdaq National Market?
          The Class A Shares will continue to trade on the Nasdaq National Market until Nestlé owns 90% of the outstanding voting stock of Dreyer’s. At that time, all issued and outstanding Class A Shares will automatically be converted into Class B Shares, Nestlé will consummate the Short Form Merger and the listing of the Class A Shares on the Nasdaq National Market will be terminated.
What is the market value of my Class A Shares as of a recent date?
          On November 21, 2005, the reported closing price for the Class A Shares on the Nasdaq National Market was $82.52 per share. You should obtain a recent market quotation for the Class A Shares in deciding whether to exercise the Put Right for your Class A Shares. Please see “Certain Information Concerning Dreyer’s – Price Range of Class A Shares; Dividends” on page 49 for recent high and low sales prices for the Class A Shares.

To whom may I direct questions about the Put Right?
          This Notice of Put Right and associated information, including the accompanying Letter of Transmittal, are available via the Internet at www.dreyersinc.com, although the contents of the website other than this Notice of Put Right and the accompanying Letter of Transmittal are not incorporated by reference into this Notice of Put Right.
          If you have questions or need assistance, you should contact Mellon Investor Services, which is acting as Depositary Agent, Information Agent, Solicitation Agent and Transfer Agent for the Put Right, at the following address and telephone number:

Mellon Investor Services

A Mellon Financial CompanySM
By Telephone: 9 a.m. to 6 p.m. New York City time, Monday through Friday, except for bank holidays:
          From within the U.S., Canada or Puerto Rico:
                   1-888-256-2660 (Toll Free)
          From outside the U.S.:
                   1-201-329-8660 (Collect)
          For the hearing impaired:
                   TDD from within the U.S., Canada or Puerto Rico: 1-800-231-5469 (Toll Free)
                   TDD from outside the U.S.: 1-201-329-8354 (Collect)

By Mail Mellon Investor Securities LLC Reorganization Department P.O. Box 3301 South Hackensack, NJ 07606	By Overnight Courier Mellon Investor Securities LLC Reorganization Department Mail Prop – Reorg 480 Washington Blvd. Jersey City, NJ 07032	By Hand Mellon Investor Securities LLC Reorganization Department 120 Broadway, 13th Floor New York, NY 10271
By Facsimile Transmission (for Eligible Institutions only): (201) 296-4293
     Confirm by Telephone: (201) 296-4860

(continued)

To the Holders of Class A Shares of
Dreyer’s Grand Ice Cream Holdings, Inc.
Introduction
          This “Notice of Put Right” pertains to the right of the holders of Class A Callable Puttable Common Stock, par value $0.01 per share (the “Class A Shares”), of Dreyer’s Grand Ice Cream Holdings, Inc. (“Dreyer’s”) to require Dreyer’s to purchase any or all of the Class A Shares (the “Put Right”) held by them upon the terms and subject to the conditions set forth in this Notice of Put Right and the related Letter of Transmittal. The Purchase Price is $83.10 in cash per Class A Share. Holders of Class A Shares who exercise the Put Right will not be obligated to pay brokerage fees or commissions on the purchase of Class A Shares by Dreyer’s.
          THIS NOTICE OF PUT RIGHT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE PUT RIGHT.
Background of Dreyer’s
          Dreyer’s was formed in connection with the combination of the businesses of Dreyer’s Grand Ice Cream, Inc. (“DGIC”) and Nestlé Ice Cream Company, LLC (“NICC”) on June 26, 2003 (the “Merger Closing Date”). Dreyer’s manufactures and distributes ice cream and other frozen snack products. The “Dreyer’s Grand Ice Cream” line of products is marketed throughout the western United States, Texas and certain markets in the Far East. The “Edy’s® Grand® Ice Cream” line of products is sold under the Edy’s brand name throughout the remaining regions of the United States and certain markets in the Caribbean and South America. Dreyer’s manufactures and/or distributes products under license from affiliates of Nestlé S.A., a corporation organized under the laws of Switzerland (“Nestlé S.A.”), including Häagen-Dazs® ice cream, Nestlé® Drumstick® ice cream sundae cones, Nestlé Crunch® and Nestlé® Butterfinger® ice cream bars and Carnation® ice cream sandwiches. Dreyer’s branded products, including licensed and joint venture products, enjoy strong consumer recognition and loyalty. Dreyer’s also manufactures under license and/or distributes branded ice cream and frozen snack products for other companies.
          Dreyer’s entered into an Agreement and Plan of Merger and Contribution, dated June 16, 2002, as amended (the “Merger Agreement”), with DGIC, December Merger Sub, Inc., Nestlé Holdings, Inc. (“Nestlé Holdings”) and NICC Holdings, Inc. (“NICC Holdings”), to combine the businesses of DGIC and NICC. The term “Nestlé” is used throughout this Notice of Put Right to refer collectively to Nestlé S.A., Nestlé Holdings and Nestlé Ice Holdings, Inc., an indirect wholly-owned subsidiary of Nestlé Holdings (“Nestlé Ice”). On the Merger Closing Date, upon the closing of the transactions under the Merger Agreement (the “Merger”), the businesses of DGIC and NICC were combined and each became a wholly-owned subsidiary of Dreyer’s. Prior to the Merger Closing Date, DGIC was a publicly traded company and NICC was an indirect, wholly-owned subsidiary of Nestlé S.A. As a result of the Merger, the former security holders of DGIC (other than those affiliated with Nestlé) received shares or options to purchase Class A Shares constituting approximately 33% of the fully-diluted capital stock of Dreyer’s in exchange for their shares of DGIC common stock and options to purchase DGIC common stock. Nestlé Holdings and NICC Holdings (in exchange for its contribution of the equity interest of NICC to Dreyer’s) received shares of Dreyer’s Class B Common Stock (“Class B Shares”) constituting approximately 67% of the fully-diluted capital stock of Dreyer’s. The Class A Shares are listed on the Nasdaq National Market System (“Nasdaq National Market”) and began trading under the symbol “DRYR” on June 27, 2003. The Class B Shares are not listed for trading on any exchange.
          According to Dreyer’s, as of November 21, 2005, there were 31,226,590 Class A Shares outstanding, outstanding options to purchase 211,952 Class A Shares at a weighted average exercise price of $26.23 which were vested and exercisable and outstanding options to purchase 311,955 Class A Shares at a weighted average exercise price of $25.68 which were unvested and not exercisable.

          On the Merger Closing Date, Nestlé Holdings, Nestlé S.A. and Dreyer’s entered into a Governance Agreement (the “Governance Agreement”), which is described in further detail in “Special Factors – Background of Nestlé’s Investment in Dreyer’s” on Page 15. Nestlé S.A. is a party to the Governance Agreement only with respect to Article I (which relates to the purchase and redemption of the Class A Shares), Article II (which relates to Nestlé’s standstill and the payment provisions relating to the redemption of the Class A Shares) and Article VIII (which contains miscellaneous provisions, including indemnification provisions). The Governance Agreement contains agreements of the parties concerning the purchase of the Class A Shares, the corporate governance of Dreyer’s and future acquisitions or dispositions of securities of Dreyer’s by Nestlé and its affiliates.
          The Restated Certificate of Incorporation of Dreyer’s (the “Restated Certificate”) contains provisions under which Dreyer’s may purchase its Class A Shares on the terms and conditions specified therein. These include purchases at the option of the holders of the Class A Shares pursuant to the Put Right, which is the subject of this Notice of Put Right, and redemptions at the election of Dreyer’s and/or Nestlé pursuant to the Call Right (as defined below), upon the consummation of a Short Form Merger (as defined below) and upon the occurrence of a Triggering Event (as defined below). The terms and conditions of these purchase and redemption rights are described below, which description is qualified in its entirety by reference to the provisions of the Restated Certificate, which is incorporated herein by this reference.
Special Factors
Going Private Rules
          Because Nestlé is an affiliate of Dreyer’s, the transactions contemplated herein constitute a “going private” transaction under Rule 13E-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 13E-3 requires, among other things, that certain information relating to the fairness of the Put Right and the Short Form Merger and the consideration to be paid for the purchase of Class A Shares pursuant to the exercise of the Put Right and the Short Form Merger to minority stockholders be filed with the Securities and Exchange Commission (“SEC”) and disclosed to minority stockholders prior to consummation of the Short Form Merger. Nestlé and Dreyer’s are providing such information in this Notice of Put Right.
Background of Nestlé’s Investment in Dreyer’s
          Meetings, communications and agreements between Nestlé and Dreyer’s that preceded the execution of the Merger Agreement are set forth in the Proxy Statement/ Prospectus dated February 14, 2003 that was sent to DGIC’s stockholders to solicit their approval of the combination of the businesses of DGIC and NICC as contemplated by the Merger Agreement, as well as the other transactions contemplated thereby and the provisions of the Restated Certificate, including without limitation, the terms of the Put Right, the Call Right, the Triggering Event, the Short Form Merger, the timing and duration of the First Put Period and the Second Put Period and the purchase price of $83.00 per Class A Share.
          There have been no changes to the Restated Certificate, the Merger Agreement or the Governance Agreement that relate to these provisions since the Merger Closing Date. The five members of Dreyer’s board of directors who are nominated by Nestlé have participated in meetings of Dreyer’s board of directors since the Merger Closing Date. In the third and fourth quarters of 2004, Dreyer’s and Nestlé engaged in exploratory discussions regarding the possible sale of Dreyer’s intellectual property assets to Nestlé at fair market value. However, these preliminary discussions ended in the fourth quarter of 2004 without resulting in any agreement between Dreyer’s and Nestlé.

Governance Agreement
          Nestlé S.A., Nestlé Holdings and Dreyer’s entered into the Governance Agreement in connection with the Merger. Nestlé S.A. is a party to the Governance Agreement only with respect to Article I (which relates to the purchase and redemption of Class A Shares), Article II (which relates to Nestlé’s standstill and the payment provisions relating to the redemption of Class A Shares) and Article VIII (which contains miscellaneous provisions, including indemnification provisions). The provisions in the Governance Agreement relating to the Put Right, the Call Right, the Triggering Event and the Short Form Merger have been set forth in other sections of this Notice of Put Right. A summary of other terms of the Governance Agreement is provided below.
Registration Rights: At any time after July 1, 2007 or the date that it becomes illegal for Nestlé Holdings, Nestlé S.A. or any of their affiliates to continue to own Class B Shares, upon Nestlé Holdings’ request, Dreyer’s will be required to prepare and file with the SEC one or more, but not more than three, registration statements covering the number of Class B Shares requested to be registered by Nestlé Holdings.
Affiliate Transactions: Prior to July 1, 2007, with limited exceptions for transactions contemplated under the Governance Agreement (such as the Call Right), Nestlé Holdings has agreed that Nestlé and its affiliates may not engage in any material transaction with Dreyer’s in which they have a material interest without the approval of a majority of the non-Nestlé directors (see the discussion of the board composition below).
Nestlé Standstill: Prior to July 1, 2007, with limited exceptions for transactions contemplated under the Governance Agreement (such as the Call Right), Nestlé has agreed that it or its affiliates may not, directly or indirectly, purchase or otherwise acquire shares of Dreyer’s or propose or offer to purchase or acquire shares of Dreyer’s, if, as a result of the acquisition, the voting interest of Nestlé and its affiliates in Dreyer’s would exceed 67% of Dreyer’s outstanding capital stock on a fully-diluted basis.
Composition of the Board of Directors: The Governance Agreement provides that, unless changed in accordance with Dreyer’s bylaws, the board of directors of Dreyer’s will consist of 10 directors. Prior to July 1, 2007, at all times 50% of the then-serving members of Dreyer’s board of directors will be directors nominated by Nestlé and Nestlé has agreed to use its reasonable best efforts to make sure that Nestlé directors do not comprise more than 50% of the then-serving members of Dreyer’s board of directors unless Nestlé acquires 100% of the outstanding shares of Dreyer’s capital stock. In addition, Nestlé has also agreed that, from July 1, 2007 to July 1, 2008, at least three directors will be directors that meet the Nasdaq National Market’s independence standards, and Nestlé has agreed to use its reasonable best efforts to cause compliance with this condition unless Nestlé acquires 100% of the outstanding shares of Dreyer’s capital stock. The three independent directors will have the right to nominate any replacement for an independent director.
Committees of the Board of Directors: The Governance Agreement provides that: (i) any committee of Dreyer’s board of directors, except the audit committee, will contain at least one director nominated by Nestlé; (ii) the audit committee will consist only of independent directors; and (iii) the compensation committee will consist of four directors, two of whom will be independent directors and two of whom will be directors nominated by Nestlé.
Dividends: The Governance Agreement provides that the dividend policy of Dreyer’s will be to pay a dividend no less than the greater of: (i) $0.06 per share of Dreyer’s Common Stock on a quarterly basis, or (ii) 30% of Dreyer’s net income per share of Dreyer’s Common Stock for the preceding calendar year; unless the Board of Directors, in discharging its fiduciary duties, determines not to declare a dividend in a given period. The Governance Agreement provides that the calculation of net income will exclude the ongoing non-cash impact of accounting entries arising from the accounting for the Merger, including increases in amortization or depreciation expenses resulting from any required write-ups on Dreyer’s consolidated balance sheet, and any journal entries related to the recording of the Put Right or Call Right.
Approval Rights: The Governance Agreement and the bylaws of Dreyer’s provide that, prior to July 1, 2007, the affirmative vote of a majority of the then-authorized number of directors will be required to authorize Dreyer’s to take certain significant actions. In addition, the Restated Certificate provides that, prior to July 1, 2007, if the then-serving continuing directors nominated by Nestlé constitute less than

50% of the total authorized number of directors of Dreyer’s, the affirmative vote of the holders of a majority of the outstanding Class B Shares will be required to approve or authorize Dreyer’s to take these significant actions.
Agreements of Nestlé as to Voting: In any election of directors, Nestlé and its affiliates agreed to vote the Class B Shares for all nominees in proportion to the votes cast by the holders of Class A Shares. However, Nestlé and its affiliates may cast all of their votes in favor of any nominee nominated or proposed for nomination by Nestlé under the Governance Agreement. Notwithstanding the foregoing, if any person or group, other than any person or group having a Schedule 13D or Schedule 13G on file with the SEC prior to June 14, 2002, becomes the beneficial owner of 15% or more of the then outstanding Class A Shares, Nestlé agreed that it and its affiliates will vote their Class B Shares in favor of the nominees nominated by Nestlé and the nominees nominated by the non-Nestlé directors.
Covenants: Dreyer’s agreed to perform a number of actions, including presenting an annual plan, budget and three year business plan to the board of directors, not exceeding the capital spending levels specified in Dreyer’s annual plan, providing Nestlé with financial statements and inspection rights and submitting written quality standards regarding the production, manufacturing, packaging, transfer and supply of its product to Nestlé for its review and working with Nestlé to consider any modifications or revisions to such quality standards.
Indemnification of Officers and Directors: Dreyer’s is required to maintain, for the benefit of its directors and officers, an insurance and indemnification policy that provides coverage for acts or omissions with coverage limits and other terms at reasonable levels consistent with industry practice.

Other Transactions
          Dreyer’s is a party to agreements that DGIC or NICC had entered into with Nestlé or its affiliates prior to the Merger Closing Date. Since the Merger Closing Date, Dreyer’s and Nestlé or its affiliates have entered into various agreements related to the licensing of intellectual property either owned or licensed to Nestlé S.A. or its affiliates, the provision of various services, borrowing arrangements and confidentiality. In accordance with the terms of the Governance Agreement, as described above, these agreements were negotiated at arms-length.
Agreements Entered Into Prior to the Merger Closing Date
          Dreyer’s is a party to the following agreements which were entered into prior to the Merger Closing Date and remain in effect:
          •   Amended and Restated Sublicense Agreement for Other Pillsbury Proprietary Information, dated September 1, 2002, by and between Nestlé USA  – Prepared Foods Division, Inc. and Nestlé Ice Cream Company, LLC, as amended and assigned to Dreyer’s Grand Ice Cream Holdings, Inc. and its subsidiaries, for the use of certain proprietary information of Pillsbury.
          •   Amended and Restated Sublicense Agreement for Pillsbury Trademarks and Technology, dated September 1, 2002, by and among Société des Produits Nestlé S.A., Nestec Ltd. and Nestlé Ice Cream Company, LLC, as amended and assigned to Dreyer’s Grand Ice Cream Holdings, Inc. and its subsidiaries, for the use of Pillsbury licensed trademarks and technology.
          •   Amended and Restated Other Nestlé USA Proprietary Information License Agreement, dated September 1, 2002, by and between Nestlé USA – Prepared Foods Division, Inc. and Nestlé Ice Cream Company, LLC, as amended and assigned to Dreyer’s Grand Ice Cream Holdings, Inc. and its subsidiaries, for the use of certain proprietary information of Nestlé Prepared Foods Company.
          •   Amended and Restated Trademark/ Technology License Agreement, dated September 1, 2002, by and among Nestlé S.A., Nestec Ltd., Société des Produits Nestlé S.A., and Nestlé Ice Cream Company, LLC, as amended, for the use of certain trademarks and technology of Nestlé.

          •   Nestlé International Co-Pack Agreement, dated October 8, 1999, with Nestlé Prepared Foods Company, for production, packaging and supply of products to Nestlé USA-Food Group, Inc. (or its designee) for resale outside the United States and the District of Columbia.
          •   Häagen-Dazs Japan Co-Pack Agreement, dated October 8, 1999, with Pillsbury, Nestlé USA-Food Group, Inc., and NICC, for production, packaging and supply of products to Pillsbury for resale to the Häagen-Dazs Japan Joint Venture.
          •   Amendment, Assumption and Release Agreement dated June 3, 2003 by and among DGIC, New December, Inc., NICC, Citibank N.A., Nestlé Holdings and Nestlé USA, Inc. regarding certain irrevocable letters of credit in the aggregate amount of $7,925,000 issued by Citibank N.A. on behalf of NICC.
Loan Agreements
          Dreyer’s has also entered into loan agreements with Nestlé in order to obtain funds for working capital on more favorable terms than could be obtained from a commercial bank.

Nestlé S.A. Credit Facility
          On June 27, 2003, Dreyer’s entered into a long-term bridge loan facility with Nestlé S.A. for up to $400,000,000. On September 26, 2003, Dreyer’s and Nestlé S.A. amended the specified term of the bridge loan facility to allow the facility’s term to be extended at Dreyer’s option to December 31, 2005. On March 23, 2004, Dreyer’s and Nestlé S.A. amended the applicable margin on borrowings from the initial agreement’s flat margin to a margin based on the year-end and the half-year financial results. On May 28, 2004, Dreyer’s and Nestlé S.A. amended the events of default of this facility in conjunction with the addition of the Nestlé Capital Corporation Sub-Facility (discussed below). On December 6, 2004, Dreyer’s and Nestlé S.A. amended the maximum amount available under this facility with an increase of $250,000,000 for a new available maximum of $650,000,000.
          On June 15, 2005, Dreyer’s and Nestlé S.A. amended the maximum amount available under this facility for a new available maximum of $700,000,000 and extended the term to be twelve months from the effective date of the amendment with an option for Dreyer’s to extend the term again to a date not later than December 31, 2006. The agreement also amended the margin determination ratios at each half-yearly and yearly reporting date to be based on Dreyer’s adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Royalties (“EBITDAR”) performance. Finally, the agreement amended the events of default of this facility to require certain EBITDAR performance ratios tests to be performed at the full year reporting period.
          Under the terms of the agreement, drawdowns under this facility bear interest at the three-month USD LIBOR on the initial drawdown date, increased by a margin determined by certain financial ratios at Dreyer’s year end and half year reporting. At September 24, 2005, December 25, 2004 and December 27, 2003, Dreyer’s had $620,000,000, $350,000,000 and $125,000,000 outstanding on this bridge loan facility bearing interest at 4.42, 3.01 and 2.37 percent, respectively.

Nestlé Capital Corporation Sub-Facility
          On May 24, 2004, Dreyer’s entered into a loan agreement with Nestlé Capital Corporation for up to $50,000,000 in overnight and short-term advancements. This loan agreement constitutes an allocation of the long-term bridge loan facility with Nestlé S.A. As such, aggregate proceeds or repayments under this facility will result in a corresponding decrease or increase in the total borrowings available under the $700,000,000 Nestlé S.A. bridge loan facility.
          Under the terms of the agreement, drawdowns under this facility bear interest at the average daily three-month USD LIBOR for all overnight drawdowns taken during any given month, increased by a margin determined by certain financial ratios at Dreyer’s year-end and half-year reporting. At

September 24, 2005, Dreyer’s had no borrowings outstanding on this sub-facility. At December 25, 2004, Dreyer’s had $4,600,000 outstanding on this sub-facility bearing interest at 2.99 percent.
          At September 24, 2005, December 25, 2004 and December 27, 2003, the combined outstanding borrowings on the Nestlé S.A. credit facility, which includes the Nestlé Capital Corporation sub-facility, was $620,000,000, $354,600,000 and $125,000,000, respectively. At September 24, 2005, December 25, 2004, and December 27, 2003, the unused amount of the total available Nestlé S.A. credit facility, which includes the Nestlé Capital Corporation sub-facility, was $80,000,000, $295,400,000 and 275,000,000, respectively.
Summary of Payments Between Nestlé and Dreyer’s
          The following summarizes payments during Dreyer’s nine months ended September 24, 2005 and preceding two fiscal years between Dreyer’s and Nestlé (and its affiliates), excluding the credit facilities described above:
          •     Inventory Purchases: Dreyer’s inventory purchases from Nestlé Prepared Foods Company or its affiliates for the nine months ended September 24, 2005 were $16,078,000. Inventory purchases were $18,856,000 and $10,510,000 for 2004 and 2003, respectively.
          •     Taxes Receivable: In accordance with Nestlé’s tax sharing policy, any intercompany taxes for NICC are to be settled by actual payment. The final reimbursement due from Nestlé for tax losses for the period from January 1, 2003 through the Merger Close Date is presented as “Taxes receivable due from affiliates.” Taxes receivable due from affiliates totaled $12,236,000 at December 27, 2003. The balance was paid in full by Nestlé in 2004; as such, there was no balance at December 25, 2004. During 2004 and 2003, Dreyer’s received $21,664,000 and $16,943,000, respectively, from Nestlé for tax reimbursements.
          •   Royalty Expense: Dreyer’s pays affiliates of Nestlé for the use of trademarks or technology owned by such affiliates and licensed or sublicensed to Dreyer’s for use in the manufacture and sale of ice cream and frozen snacks. Royalty expense to affiliates of Nestlé for the nine months ended September 24, 2005 was $26,512,000. Royalty expense to affiliates totaled $27,288,000 and $22,764,000 for 2004 and 2003, respectively.
Other Agreements Since the Merger Closing Date
          Since the Merger Closing Date, Dreyer’s and Nestlé (or its affiliates) entered into the following agreements none of which are considered by Dreyer’s to be material to Dreyer’s business:
          •   Transition Services Agreement, dated as of June 26, 2003, as amended, with Nestlé USA, Inc., for the provision of certain services at cost such as information technology support and payroll services, consumer response, risk management, travel, corporate credit cards and trade promotions.
          •   Research and Development Agreement, dated as of June 26, 2003, as amended, with Nestec Ltd., an affiliate of Nestlé S.A., for the provision of certain limited research and development services being performed by Nestec Ltd.
          •   Distributor Agreement, effective as of September 1, 2003, with Nestlé USA, Inc. for distribution of Nestlé frozen prepared food products.
          •   Services Agreement, dated October 1, 2003, with Nestlé USA, Inc. for the provision of sensory testing services.
          •   A form of letter agreement used from time to time to appoint a Nestlé international company as DGIC’s exclusive distributor of ice cream and other frozen dessert products within certain territories, including the Philippines, Singapore, Malaysia, the Caribbean region, Puerto Rico, Russia, Thailand, Mexico and Chile.

          •   Valassis Communications, Inc. 2004-2006 Nestlé USA, Inc. Agreement dated as of December 19, 2003, by and among Nestlé USA, Inc., on behalf of itself and its two affiliated companies, Nestlé Prepared Foods Company and Nestlé Purina PetCare Company, and Valassis Communications, Inc. for the purchase of advertising space and/or cents-off coupons.
          •   Tax Services Agreement, dated January 5, 2004, with Nestlé Holdings for the provision of tax services.
          •   Services Agreement (Engineering), as amended, dated February 5, 2004, with Nestlé USA, Inc. for technical assistance in connection with designing a new refrigeration system.
          •   Services Agreement (Servers), dated February 5, 2004, with Nestlé USA, Inc. for the housing of three Intel servers.
          •   Memorandum of Understanding, dated March 31, 2004, with Nestlé Canada, Inc. for the manufacture of certain products.
          •   Confidential Disclosure Agreement, dated April 6, 2004, with Nestlé USA, Inc. and Nestlé USA – Prepared Foods Division, Inc. involving sharing marketing research and intelligence information.
          •   Joint Promotion Agreement, effective April 26, 2004, with Nestlé USA, Inc. – Beverage Division regarding coupon exchange between the Dreyer’s and Nesquik brands.
          •   Confidentiality Agreement, dated July 16, 2004, with Nestlé S.A. involving certain confidentiality obligations.
          •   Letter Agreement, dated August 23, 2004, with Nestlé USA, Inc. to provide copies of and access to certain documents and material relating to Nestlé USA, Inc.’s Environmental Audit Program.
          •   Consent dated September 21, 2004 by Dreyer’s to the continued full force and effect of a License Agreement dated November 1, 2003 by and between Silhouette Brands, Inc. and Nestlé Canada, Inc. which provides for the use of Silhouette Brands, Inc.’s trademarks in Canada by Nestlé Canada, Inc.
          •   Services Agreement, dated December 2, 2004, with Nestlé USA, Inc. for certain purchasing services.
          •   Co-manufacturing Agreement dated March 4, 2005, with Nestlé Canada, Inc. for the manufacturing of certain products.
          •   Services Agreement, dated May 4, 2005, with Nestlé USA, Inc. for certain recruiting services.
          •   Services Agreement, dated May 30, 2005, with Nestlé USA, Inc. for certain capital purchasing services.
          •   Services Agreement, dated August 1, 2005, with Nestlé USA, Inc. for certain technical assistance services.
      All material agreements, arrangements or understandings and any actual or potential conflicts of interest between Dreyer’s or affiliates of Dreyer’s (other than Nestlé) and (a) Dreyer’s, Dreyer’s executive officers, directors or affiliates or (b) Nestlé or its respective executive officers, directors or affiliates are described in the agreements listed above or in Appendix B to this Notice of Put Right.
Purpose of the Put Right and Nestlé’s Plans for Dreyer’s
      The Put Right allows holders of Class A Shares to exercise the right to cause Dreyer’s to purchase their Class A Shares as provided in the Restated Certificate. Nestlé and Dreyer’s have caused this Notice of Put Right to be sent to the holders of Class A Shares as required under the terms of the Restated Certificate and the Governance Agreement, as applicable. Nestlé’s intent is to cause Dreyer’s to purchase for cash as many Class A Shares as necessary for Nestlé to acquire ownership of at least 90% of the issued and outstanding shares of voting stock of Dreyer’s and consummate a Short Form Merger. In the event a Short Form Merger is consummated, Nestlé currently anticipates that it will continue to sell Dreyer’s products, but may integrate certain aspects of Dreyer’s operations into Nestlé over time.
Certain Effects of the Exercise of the Put Right
          The exercise of the Put Right, and the potential subsequent consummation of a Short Form Merger if Nestlé acquires ownership of at least 90% of the outstanding voting stock of Dreyer’s, will affect Dreyer’s and its stockholders in a number of ways.
In the event that following the First Put Period, no Short Form Merger is consummated:
          The consummation of the Short Form Merger under which Dreyer’s would become a wholly-owned subsidiary of Nestlé is contingent upon Nestlé owning at least 90% of the issued and outstanding voting stock of Dreyer’s. There can be no assurance that Nestlé will own at least 90% of the issued and outstanding voting stock of Dreyer’s following the Expiration Time.
          The Exchange Act, and the rules promulgated by the SEC under the Exchange Act, require that a company with (a) at least $10 million in assets and (b) at least 500 holders of record of a security, register such security under the Exchange Act, and thus become subject to the public reporting and other requirements of the Exchange Act. The Exchange Act and the rules promulgated by the SEC under the Exchange Act, permit a company to deregister a security that has been registered under the Exchange Act, and thereby terminate the company’s public reporting and other requirements under the Exchange Act, if there are less than 300 holders of record of such security or the company has less than $10 million in assets and there are less than 500 holders of record of such security.
          So long as Nestlé owns less than 90% of the issued and outstanding voting stock of Dreyer’s, Nestlé has agreed under the terms of the Governance Agreement not to take any action until July 1, 2007 that would cause the Class A Shares to be delisted from the Nasdaq National Market. However, if Dreyer’s has less than 300 holders of record of Class A Shares following the Expiration Time, Dreyer’s board of directors may choose to terminate the Class A Shares’ registration under the Exchange Act, which in turn would lead to the automatic delisting of the Class A Shares from the Nasdaq National Market. Even if the Class A Shares continued to be registered under the Exchange Act, the Nasdaq National Market could delist the Class A Shares if Dreyer’s does not continue to meet the Nasdaq National Market’s requirements for continued listing, including among other things, a minimum of (a) 400 round lot holders of over 100 Class A Shares each, and (b) four market makers in the Class A Shares.
          If the Class A Shares are delisted from the Nasdaq National Market, the Class A Shares could be traded on the Over-the-Counter Bulletin Board (“OTCBB”), commonly referred to as the “pink sheets,” so long as Dreyer’s met the minimum requirements for the OTCBB, which include registration under the Exchange Act and timely filing of reports as required under the Exchange Act. If the Class A Shares are delisted from the Nasdaq National Market, regardless of whether or not the Class A Shares are traded on the OTCBB, it is likely to limit the ability of a holder of Class A Shares to sell the Class A Shares in a timely manner or for as high a price as might otherwise have been available for a widely traded equity security listed on the Nasdaq National Market.
          If Dreyer’s terminates its registration under the Exchange Act, Dreyer’s public reporting and other obligations under the provisions of the Exchange Act, such as the Sarbanes-Oxley Act, would end. This would substantially reduce the information required to be furnished by Dreyer’s to Dreyer’s stockholders, and certain provisions of the Exchange Act would no longer be applicable to Dreyer’s, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders, and the provisions of Rule 13E-3 with respect to “going-private” transactions.
          In summary, even if no Short Form Merger is consummated, there could potentially be less than 300 holders of record of Class A Shares following the Expiration Time of the First Put Period.

Consequently, the Class A Shares could cease to be traded on a national securities exchange, which would be likely to significantly reduce the liquidity of the Class A Shares. In addition, Dreyer’s could cease to be subject to the public reporting requirements of the Exchange Act. In such circumstances, Dreyer’s would no longer be obligated to make its financial results or other information public, which would make it difficult for either a holder of Class A Shares, or a potential buyer of Class A Shares, to determine the value of the Class A Shares.
          Further, if no Short Form Merger has been consummated, all Class A Shares outstanding following the close of business on June 30, 2007 will be automatically converted into Class B Shares, which are currently neither registered under the Exchange Act nor listed for trading on any exchange. If Dreyer’s has less than 500 record holders of Class B Shares, Dreyer’s is not required under either the Exchange Act or otherwise to register the Class B Shares under the Exchange Act unless Dreyer’s is requested to do so by Nestlé under certain provisions of the Governance Agreement. Even if Dreyer’s has in excess of 500 record holders, or elects to register the Class B Shares under the Exchange Act, Dreyer’s has no obligation to list the Class B Shares on a national securities exchange unless Dreyer’s is requested to do so by Nestlé under certain provisions of the Governance Agreement. The effects of the Class B Shares not trading on a national securities exchange or Dreyer’s not being subject to the Exchange Act would be as discussed above in the event that the Class A Shares were delisted from the Nasdaq National Market and Dreyer’s terminated the registration of Class A Shares under the Exchange Act.
          Under the Governance Agreement, the dividend policy of Dreyer’s is to pay a dividend not less than the greater of (i) $0.06 per share of Dreyer’s Common Stock on a quarterly basis or (ii) 30 percent of Dreyer’s net income per share for the preceding calendar year (net income, calculated for this purpose, excludes the ongoing non-cash impact of accounting entries arising from the accounting for the Merger and related transactions, including increases in amortization or depreciation expenses resulting from required write-ups, and entries related to recording of the Put Right or Call Right) (the “Minimum Dividend Amount”), unless Dreyer’s board of directors, in discharging its fiduciary duties, determines not to declare a dividend. Although to date the Dreyer’s board of directors has declared dividends of the Minimum Dividend Amount, there can be no assurance that following either of the Put Periods the Dreyer’s board of directors, in discharging its fiduciary duties, will declare dividends of at least the Minimum Dividend Amount. Further, if a Short Form Merger has not occurred, the provisions in the Governance Agreement regarding the payment of dividends would terminate on July 1, 2007 and thereafter there can be no assurance the Dreyer’s board of directors will declare any dividends.
          The Class A Shares are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Class A Shares. In the event that Nestlé owns less than 90% of the issued and outstanding voting stock of Dreyer’s and the Class A Shares no longer met the Federal Reserve Board’s requirements for “margin securities,” such as without limitation, at least 800 holders of record and daily quotations for both bid and asked prices for the stock are continuously available to the general public, the Class A Shares would no longer constitute “margin securities,” in which event the Class A Shares would be ineligible for use as collateral for margin loans made by brokers.
In the event that the Short Form Merger is consummated:
          If the Short Form Merger is consummated, Nestlé would own all outstanding equity securities of Dreyer’s. As a result, Nestlé and its subsidiaries will be entitled to all the benefits resulting from Nestlé’s 100% ownership of Dreyer’s, including all income generated by Dreyer’s operations and any future increase in the value of Dreyer’s business. Similarly, Nestlé will also bear all of the risk of losses generated by Dreyer’s operations and any decrease in the value of Dreyer’s business after the Short Form Merger. Upon consummation of the Short Form Merger, Dreyer’s will become a privately held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of Dreyer’s after the Short Form Merger and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by Dreyer’s operations or a decline in the value of Dreyer’s business after the Short Form Merger.

          The Class B Shares will not be publicly listed on the Nasdaq National Market. As soon as possible following the Short Form Merger, Nestlé will terminate the registration of the Class A Shares under the Exchange Act. Such termination of registration will greatly reduce publicly available information about Dreyer’s (including its financial statements).
Dreyer’s and Nestlé’s Positions Regarding the Fairness of the Put Right
          Dreyer’s board of directors is composed of the following members:
          •   One director, T. Gary Rogers, is a current member of Dreyer’s management and one director, William F. Cronk, III, retired from Dreyer’s in October 2003. Due to his recent employment by Dreyer’s, Mr. Cronk does not meet the definition of an independent director under the rules of the Nasdaq National Market.
          •   Three directors, Jan L. Booth, John W. Larson and Timothy P. Smucker, are independent directors, as such term is defined by the regulations of the Nasdaq National Market (the “Independent Directors”).
          •   Five directors, Peter Brabeck-Letmathe, Jean-Marie Gurné, Tahira Hassan, Carlos E. Represas and Joe Weller, are affiliated with Nestlé and serve under the provisions of the Governance Agreement (the “Nestlé Directors”).
          All Dreyer’s directors have the following rights:
          •   Dreyer’s bylaws expressly permit Dreyer’s to indemnify each Dreyer’s director to the maximum amount permissible under the laws of Delaware for any action taken in his or her capacity as a member of Dreyer’s board.
          •   Dreyer’s has entered into a standard indemnification agreement with each Dreyer’s director that indemnifies such director for any action taken in his or her capacity as a member of Dreyer’s board so long as such action was taken in good faith and with no reasonable cause to believe that his or her conduct was unlawful.
          •   Under the Governance Agreement, Dreyer’s is required to maintain an insurance and indemnification policy that provides coverage for acts or omissions with coverage limits and other terms at reasonable levels consistent with industry practice (“Indemnification Insurance”).
          •   The Governance Agreement also provides that so long as Dreyer’s is pursuing reimbursement under such Indemnification Insurance and a Dreyer’s director has not already been reimbursed or advanced expenses by Dreyer’s or Dreyer’s insurance company, Nestlé will indemnify each director for any losses arising from actions taken in connection with the Put Right, the Call Right or the Short Form Merger, other than losses that result primarily from actions taken or omitted in bad faith by the indemnified person or from the indemnified persons.
          Therefore, following the completion of a possible Short Form Merger, Dreyer’s directors will continue to be indemnified for any actions taken in good faith in their capacity as members of Dreyer’s board prior to the Short Form Merger. Except for these rights, none of Ms. Booth, Mr. Cronk, Mr. Larson or Mr. Smucker has any direct or indirect interest in the Put Right that is different from the interests of Dreyer’s stockholders generally.
          Mr. Rogers has entered into an employment agreement with Dreyer’s under which, among other things, he is entitled to a lump sum severance payment in the event that Dreyer’s terminates his employment other than “for cause.” In addition, Mr. Rogers has an unvested option outstanding to purchase 205,693 Class A Shares which vests in whole on the earlier of April 3, 2006 or the occurrence of a Short Form Merger. If a Short Merger occurs, Mr. Rogers will receive a cash payment for his option equal to 205,693 multiplied by $83.10, minus the per share exercise price of such option and withholding for applicable taxes.
          For further information on Dreyer’s directors, see Appendix B of this Notice of Put Right.

          Dreyer’s board of directors met on November 3, 2005 to consider (1) whether or not the Put Right is fair to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé, and (2) whether or not to recommend, or to abstain from recommending, that holders of Class A Shares exercise the Put Right. At the meeting, Merrill Lynch & Co. (“Merrill Lynch”) rendered its opinion that, as of that date and subject to the assumptions, qualifications and limitations set forth in such opinion, a purchase price of $83.00 in cash per Class A Share was fair, from a financial point of view, to holders of Class A Shares other than affiliates of Dreyer’s or Nestlé. Thereafter, the Nestlé Directors, Mr. Rogers and Mr. Cronk recused themselves from the meeting. Upon further deliberations and with the corporate authority to bind the entire Dreyer’s board, the Independent Directors, by unanimous vote, resolved that the Put Right is fair to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé and unanimously recommended that holders of Class A Shares exercise the Put Right.
          Nestlé has considered whether or not the Put Right, including the Purchase Price, is fair to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé. Nestlé has reviewed both the written opinion of Merrill Lynch to the Dreyer’s board of directors that, as of November 3, 2005 and subject to the assumptions, qualifications and limitations set forth in such opinion, a purchase price of $83.00 in cash per Class A Share was fair, from a financial point of view, to holders of Class A Shares other than affiliates of Dreyer’s or Nestlé and the analyses presented to Dreyer’s board of directors in support of that opinion. Nestlé has determined that the Put Right is fair to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé.
          Subsequent to the meeting of Dreyer’s board of directors and Nestlé’s determination as set forth above, Dreyer’s and Nestlé decided to increase the purchase price by $0.10 per Class A Share to $83.10 per Class A Share solely to reflect the need to postpone the earliest date on which payment for Class A Shares would otherwise have been made under the Restated Certificate until January 17, 2006 to comply with United States federal securities laws, as permitted under these circumstances by the Restated Certificate. Dreyer’s Independent Directors have unanimously reaffirmed that the Put Right is fair to the holders of Class A Shares other than affiliates of Dreyer’s and Nestlé and unanimously recommended that holders of Class A Shares exercise the Put Right. Nestlé also has reaffirmed its determination that the Put Right is fair to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé.
          In making their conclusions set forth above, Dreyer’s board of directors and Nestlé each considered the following material positive factors:
          •   Dreyer’s business, assets, financial condition and results of operations, the ice cream and frozen snack industry and Dreyer’s competitive position in it and Dreyer’s trading prices and volume.
          •   The possibility that the price at which the Class A Shares could reasonably be expected to trade after the Expiration Time, whether or not Dreyer’s or Nestlé elected to exercise the Call Right between January 1 and June 30, 2007, may not be above the Purchase Price.
          •   The opinion dated November 3, 2005 of Merrill Lynch to the Dreyer’s board of directors, together with the analyses presented to Dreyer’s board of directors in support of that opinion (which opinion and analyses were adopted by both Dreyer’s board of directors and Nestlé as among the several factors considered in their evaluations and conclusions as to the fairness of the Put Right) that, as of that date and subject to the assumptions, qualifications and limitations set forth in its written opinion that was concurrently delivered to Dreyer’s, a purchase price of $83.00 in cash per Class A Share was fair, from a financial point of view, to holders of Class A Shares other than affiliates of Dreyer’s or Nestlé. See the section of this Notice of Put Right entitled “Special Factors – Fairness Opinion Regarding the Purchase Price,” as well as the full text of Merrill Lynch’s opinion contained in Appendix C, for the assumptions, qualifications and limitations set forth in Merrill Lynch’s opinion, as well as the presentation made by Merrill Lynch to Dreyer’s board of directors in connection with its opinion. (Subsequent to the delivery of Merrill Lynch’s opinion, which addressed the fairness, from a financial point of view, of a purchase price of $83.00 per Class A Share, Dreyer’s and Nestlé decided, for the reasons set forth elsewhere in this Notice of Put Right, to increase the amount to be paid for the Class A Shares to $83.10 per Class A Share.)

          •   There is uncertainty as to whether Dreyer’s or Nestlé will exercise the Call Right. Although any holder of Class A Shares may elect to forgo exercising the Put Right in favor of the possibility of receiving the Redemption Price of $88.00 in cash per Class A Share in the event that Dreyer’s or Nestlé exercises the Call Right to purchase the Class A Shares at any time between January 1 and June 30, 2007, neither company is obligated to exercise the Call Right. Consequently, there can be no assurance that the Call Right will be exercised and that the holders of Class A Shares will receive the Redemption Price of $88.00 in cash per Class A Share.
          •   There may be no public market for the Class A Shares following the Expiration Time. If (a) a holder of Class A Shares does not exercise the Put Right, (b) Nestlé owns less than 90% of the issued and outstanding voting stock of Dreyer’s following the Expiration Time, and (c) following the Expiration Time, Dreyer’s ceases to be subject to the public reporting requirements of the Exchange Act or ceases to meet other continued listing standards for the Nasdaq National Market, the Class A Shares would cease to be listed on the Nasdaq National Market and therefore may not be traded on any securities exchange. This would be likely to significantly reduce the liquidity of the Class A Shares. In addition, the Class A Shares would no longer be “margin securities” as defined by the Federal Reserve Board of Governors and thus holders of Class A Shares would no longer be able to borrow using the Class A Shares as collateral.
          •   There may be no public information concerning Dreyer’s business and financial performance in the future. If (a) a holder of Class A Shares does not exercise the Put Right, (b) Nestlé owns less than 90% of the issued and outstanding voting stock of Dreyer’s following the Expiration Time, and (c) following the Expiration Time there are less than 500 holders of record of the Class A Shares, Dreyer’s may cease to be subject to the public reporting requirements of the Exchange Act. Dreyer’s therefore would no longer be obligated to make its financial results or other information public, which would make it difficult for an investor to analyze Dreyer’s financial performance.
          •   The provisions of the Restated Certificate, including without limitation the terms of the Put Right, the timing and duration of the First Put Period and the Second Put Period and a purchase price of $83.00 per Class A Share, were negotiated by and among the parties to the Merger Agreement, which was attached to, and described in, the Proxy Statement/ Prospectus dated February 14, 2003 that was sent to DGIC’s stockholders to solicit their approval to the Merger Agreement and the combination of the businesses of DGIC and NICC. The stockholders of DGIC approved the Merger Agreement and related transactions, including the Restated Certificate of Dreyer’s, at a special meeting of the stockholders of DGIC on March 20, 2003.
          •   The Purchase Price is higher than any price at which the Class A Shares have traded since the Class A Shares were issued in 2003.
          •   The Purchase Price is all cash, which provides certainty of value to holders of Class A Shares.
          •   The Purchase Price is applicable to all holders of Class A Shares and does not discriminate among such holders.
          Dreyer’s board of directors and Nestlé also considered potentially negative factors in their deliberations concerning the Put Right, including:
          •   In the event that Nestlé owns at least 90% of the outstanding voting stock of Dreyer’s following the Expiration Time, Nestlé is obligated to consummate a Short Form Merger, one result of which would be that Dreyer’s would cease to be a public company. The holders of Class A Shares immediately prior to the Short Form Merger would receive a cash payment of the Purchase Price per Class A Share in the Short Form Merger and would cease to participate in any potential growth of Dreyer’s.
          •   Any holder of Class A Shares who elects to exercise the Put Right would not be a holder of Class A Shares on or after January 1, 2007, on which date, and until June 30, 2007, Dreyer’s or Nestlé

may exercise the Call Right and cause the redemption of all outstanding Class A Shares in whole but not in part at the Redemption Price of $88.00 per Class A Share. Such Call Right would likewise not be available after a Short Form Merger.
          Dreyer’s Independent Directors unanimously concluded that the benefits of the exercise of the Put Right substantially outweighed the potential negative factors associated with the exercise of the Put Right. Nestlé concluded that, in balancing the potentially positive and potentially negative factors associated with the Put Right, the Put Right is fair to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé. Both Dreyer’s board of directors and Nestlé believe, based on the factors discussed above, that the Put Right is procedurally and substantively fair to those holders of Class A Shares other than affiliates of Dreyer’s or Nestlé.
          Neither Dreyer’s board of directors nor Nestlé believes that any of Dreyer’s net book value, liquidation value or going concern value are appropriate considerations in determining the fairness of the Put Right to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé. Neither Dreyer’s board of directors nor Nestlé considered Dreyer’s net book value to be material to their conclusion regarding the fairness of the Put Right because it is their view that net book value does not reflect the value of the Class A Shares in light of the nature of Dreyer’s business and its assets. Neither Dreyer’s board of directors nor Nestlé considered Dreyer’s going concern or liquidation values to be material to their conclusion regarding the fairness of the Put Right because Nestlé has not given any indication that Dreyer’s is to be liquidated.
          The Dreyer’s board of directors and Nestlé are also each aware, respectively, of the probable status of every Dreyer’s director as an affiliate of Dreyer’s under United States federal securities laws by reason of their shared authority as Dreyer’s board members and of the fact that the directors other than affiliates of Nestlé would receive the Purchase Price for any Class A Shares as to which he or she elects to exercise the Put Right and that Mr. Rogers would receive a cash payment for his outstanding stock option. However, because the treatment of the Class A Shares held by Dreyer’s directors under the Restated Certificate is the same as the treatment of all other Class A Shares, neither Dreyer’s board of directors nor Nestlé viewed the value to be received by the directors who exercise the Put Right with respect to their Class A Shares as inconsistent with the value to be received by all holders of Class A Shares. Because the treatment of Mr. Roger’s stock option is the same as the treatment of all other options to purchase Class A Shares, the value of Mr. Roger’s option would be directly commensurate to the Purchase Price that would be received by all other holders of options to purchase Class A Shares and neither Dreyer’s board of directors nor Nestlé viewed Mr. Roger’s option as inconsistent with the value to be received by all holders of Class A Shares. Accordingly, neither Dreyer’s board of directors nor Nestlé drew any distinction between the directors and the other holders of Class A Shares in evaluating the fairness of the Put Right and determining that it was fair to all holders of Class A Shares.
          The preceding discussion of the factors considered by Dreyer’s board of directors and Nestlé is not intended to be exhaustive, but does set forth the material factors considered by Dreyer’s board of directors and Nestlé. In view of the wide variety of factors considered in connection with the evaluation of the Put Right and the complexity of these matters, Dreyer’s board of directors and Nestlé each found it impracticable, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered or determine that any factor was of particular importance in reaching their determinations that the Put Right is fair to the holders of Class A Shares and, in the case of Dreyer’s board of directors, advisable and in the best interests of holders of Class A Shares other than affiliates of Dreyer’s or Nestlé. Rather, each of Dreyer’s board of directors and Nestlé viewed its respective conclusions as being based upon its judgment, in light of the totality of the information presented and considered. In considering the factors discussed above, individual Dreyer’s directors or Nestlé may have given different weights to different factors.

Dreyer’s board of directors believes that the Put Right
is fair to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé
and has unanimously recommended that holders of Class A Shares exercise the Put Right.
Nestlé believes that the Put Right is fair to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé.
Fairness Opinion Regarding the Purchase Price
          Dreyer’s retained Merrill Lynch to provide an opinion on the fairness of a purchase price of $83.00 in cash per Class A Share to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé, in light of the fact that the Restated Certificate provided for that price to be paid in respect of Class A Shares validly delivered to Dreyer’s for purchase during the First Put Period. On November 3, 2005, Merrill Lynch rendered its oral opinion to the Dreyer’s board of directors, subsequently confirmed by delivery of a written opinion dated November 3, 2005, to the effect that, as of that date, and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, a purchase price of $83.00 in cash per Class A Share was fair, from a financial point of view, to holders of Class A Shares other than affiliates of Dreyer’s or Nestlé. (Subsequent to the delivery of Merrill Lynch’s opinion, which addressed the fairness, from a financial point of view, of a purchase price of $83.00 per Class A Share, Dreyer’s and Nestlé decided, for the reasons set forth elsewhere in this Notice of Put Right, to increase the amount to be paid for the Class A Shares to $83.10 per Class A Share.)
          The full text of the Merrill Lynch opinion, which sets forth the assumptions made and matters considered by Merrill Lynch, is attached as Appendix C to this Notice of Put Right and is incorporated into this Notice of Put Right by reference. Holders of Class A Shares are urged to read the Merrill Lynch opinion carefully in its entirety. The Merrill Lynch opinion was provided to the Dreyer’s board of directors and is directed only to the fairness from a financial point of view of a purchase price of $83.00 in cash per Class A Share to holders of Class A Shares other than affiliates of Dreyer’s or Nestlé. The Merrill Lynch opinion does not address the merits of the Put Right and does not constitute a recommendation to holders of Class A Shares to exercise their Put Right. Merrill Lynch has not expressed any opinion as to the price at which Class A Shares will trade between the commencement and the completion of the First Put Period or as to the price at which Class A Shares will trade following completion of the First Put Period. Merrill Lynch has not expressed any opinion as to the fairness to, or any other consideration of, the holders of any class of securities (including the holders of Class B Shares), creditors or other constituencies of Dreyer’s, other than the holders of the Class A Shares or the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Nestlé or any of their affiliates.
          The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the Dreyer’s board of directors on November 3, 2005. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, the Merrill Lynch opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole, and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch opinion.
          In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch or Dreyer’s. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. In addition, the delivery of the Merrill Lynch opinion was among several factors taken into consideration by the Dreyer’s board of directors in making its determination of the fairness of a purchase price of $83.00 in cash per Class A Share. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Dreyer’s board of directors or management of Dreyer’s or Nestlé with respect to the fairness of a purchase price of $83.00 in cash per Class A Share. (Such purchase price was subsequently increased to $83.10 per Class A Share by Dreyer’s and Nestlé for the reasons set forth elsewhere in this Notice of Put Right.)
          In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Dreyer’s that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Dreyer’s furnished to Merrill Lynch by Dreyer’s prior to the date of the Merrill Lynch opinion;

•	conducted discussions with members of management of Dreyer’s concerning the matters described in clauses 1 and 2 above;

•	reviewed the market prices for the Class A Shares and implied valuation multiples for Dreyer’s and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Dreyer’s and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the Put Right with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions among representatives of Dreyer’s and its legal advisors;

•	reviewed a draft dated November 1, 2005 of the Notice of Put Right; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including our assessment of general economic, market and monetary conditions.
          In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying this information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Dreyer’s or been furnished with any evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Dreyer’s. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Dreyer’s, Merrill Lynch assumed that they had been reasonably prepared and reflected the best then currently available estimates and judgment of management of Dreyer’s as to the expected future financial performance of Dreyer’s. Merrill Lynch also assumed that the final form of the Notice of Put Right and the related documents would be substantially similar to the last drafts that it reviewed. In addition, for purposes of the valuations in connection with the Merrill Lynch opinion, Merrill Lynch assumed that the Class A Shares will be continuously listed on the Nasdaq National Market and that the Class A Shares have not converted to Class B Shares.
          The Merrill Lynch opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of the date of the Merrill Lynch opinion. In connection with the preparation of its opinion, Merrill Lynch was not authorized by Dreyer’s or Dreyer’s board of directors to solicit, nor did it solicit, third party indications of interest for the acquisition of all or any part of Dreyer’s. Merrill Lynch assumed no responsibility to update or revise the Merrill Lynch opinion based upon events or circumstances occurring after the date of the Merrill Lynch opinion.
          Each of the analyses conducted by Merrill Lynch was carried out to provide a different perspective on the Put Right. Merrill Lynch did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. Merrill Lynch did not place any specific reliance or weight on any individual analysis, but, instead, concluded that its analyses, taken as a whole, supported its determination.
          Certain of the following summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.
          The following tables summarize the implied equity value per share of Dreyer’s common stock (throughout the summary of Merrill Lynch’s opinion and analysis, references to Dreyer’s common stock are references to Dreyer’s Class A Shares and Class B Shares taken together) derived from the analyses indicated, all of which are described in greater detail below.

Implied Equity
Analysis	Value Per Share

Discounted Cash Flow Analysis
12.0x-16.0x 2010E EBITDA
Discount Rate: 8.0%-9.0%	$12.80 — $20.90
5.5%-6.5% Perpetuity Growth Rate on 2010E Free Cash
Flow of $67.0 million
Discount Rate: 8.0%-9.0%	$6.05 — $26.00
Selected Comparable Public Company Analysis
10.0x-16.0x 2010E EBITDA of $251.8 million	$10.30 — $20.30
20.0x-30.0x CY 2010E EPS of $0.55	$6.95 — $10.40
Selected Comparable Transactions Analysis
13.0x-17.0x 2010E EBITDA of $251.8 million	$15.30 — $21.95
17.0x-25.0x 2010E EBIT of $131.8 million	$8.50 — $15.45
Implied Dreyer’s/ Nestlé Transaction Value
22.0x-25.0x 2010E EBITDA of $251.8 million	$30.25 — $35.25
Discounted Cash Flow Analysis
          A discounted cash flow analysis is one method used to value businesses and involves an analysis of the present value of projected cash flows of a business for a specified number of years into the future and the present value of the projected value of the business at the end of that period of years, which is commonly referred to as the “terminal value.” The present value of the expected cash flows that would be generated by Dreyer’s is discounted at a rate that reflects the uncertainty of the estimated future cash flows.
          Merrill Lynch performed discounted cash flow analyses of the projected after-tax, free cash flow of Dreyer’s applying the “EBITDA multiple method” and the “perpetuity growth method” to calculate the projected terminal value of the business. The EBITDA multiple method derives a terminal value by applying an EBITDA multiple to the terminal year earnings before interest, taxes, depreciation and amortization, which Merrill Lynch refers to as “EBITDA”. The perpetuity growth method is a mathematical formula that derives a terminal value by taking the projected free cash flow in the terminal year and applying an average growth rate at which the free cash flow can be expected to grow from that point on. In each analysis, Merrill Lynch used a terminal year of 2010 and discounted back to December 31, 2005. These analyses were based upon operating and financial projections that were provided by management of Dreyer’s. Using these projections, Merrill Lynch calculated implied equity values for Dreyer’s by applying discount rates ranging from 8.0% to 9.0% per year, determined by analyzing the weighted average cost of capital for selected comparable publicly traded companies in the food industry, and EBITDA multiples ranging from 12.0x to 16.0x, determined by analyzing the trading characteristics of the common stock of the selected comparable companies and selected comparable transactions, and perpetuity growth rates of 5.5% to 6.5%, determined by estimates of the long-range growth characteristics of the selected comparable companies. Based on the estimated 2010 EBITDA and the EBITDA multiple method, Merrill Lynch calculated that the implied equity value per share of Dreyer’s common stock ranged from $12.80 to $20.90. Based on the estimated 2010 free cash flow of $67.0 million and the perpetuity growth method, Merrill Lynch calculated that the implied equity value per share of Dreyer’s common stock ranged from $6.05 to $26.00. These compare to a purchase price per Class A Share of $83.00. (Such purchase price was subsequently increased to $83.10 per Class A Share by Dreyer’s and Nestlé for the reasons set forth elsewhere in this Notice of Put Right.)
          Merrill Lynch also calculated the implied equity value per share of Dreyer’s common stock including an estimate for the present value of Dreyer’s’ net operating loss carryfowards (“NOLs”) of $1.65 per share (as described in greater detail below).
          Based on the estimated 2010 EBITDA and the EBITDA multiple method, Merrill Lynch calculated that the implied equity value per share of Dreyer’s common stock, including an estimate for the present value of the NOLs of $1.65 per share, ranged from $14.45 to $22.55. Based on the estimated 2010 free cash flow and the perpetuity growth method, including an estimate for the present value of the NOLs of $1.65 per share, Merrill Lynch calculated that the implied equity value per share of Dreyer’s common stock ranged from $7.70 to $27.65. These compare to a purchase price per Class A Share of $83.00. (Such purchase price was subsequently increased to $83.10 per Class A Share by Dreyer’s and Nestlé for the reasons set forth elsewhere in this Notice of Put Right.)
Selected Comparable Public Company Analysis
          Merrill Lynch reviewed stock market information related to Dreyer’s and compared financial and operating information related to Dreyer’s obtained from Dreyer’s management with corresponding publicly available information for the following publicly held companies in the food industry:

•	Wm. Wrigley Jr. Company;

•	McCormick & Co., Inc.;

•	The Hain Celestial Group, Inc.;

•	Nestlé S.A.;

•	The Hershey Company;

•	Groupe DANONE;

•	Unilever N.V.; and

•	Dean Foods Company.
          Merrill Lynch analyzed the enterprise value, calculated as equity value plus net debt as of September 30, 2005, as a multiple of estimated calendar year 2005 EBITDA and estimated calendar year 2006 EBITDA, for each of these selected comparable companies. Merrill Lynch also analyzed calendar year 2005 and 2006 price to earnings ratio, which Merrill Lynch refers to as “P/E,” for each of the selected comparable companies. All multiples and ratios were based on closing stock prices on

October 28, 2005. Estimated EPS for these selected comparable companies were obtained from First Call. All other estimated financial data for these selected comparable companies was based on publicly available research analysts’ estimates. This analysis indicated the following multiples:

Financial Measure	Low		High

Calendar Year 2005 P/ E	15.2	x	28.7x
Calendar Year 2006 P/ E	14.3	x	25.6x
Enterprise value as a multiple of 2005E EBITDA	9.8	x	16.5x
Enterprise value as a multiple of 2006E EBITDA	9.1	x	14.4x
          Using the above ranges as a guide, Merrill Lynch calculated the implied equity value ranges for Dreyer’s. Based on a multiple range of 10.0x to 16.0x estimated 2010 EBITDA of $251.8 million and discounting the implied equity value 5 years at Dreyer’s cost of equity of 9.5%, the analysis implied an equity value range for Dreyer’s common stock of between $10.30 and $20.30 per share. Based on a P/ E multiple range of 20.0x to 30.0x calendar year 2010E EPS of $0.55 and discounting the implied equity value 5 years at Dreyer’s cost of equity of 9.5%, the analysis implied an equity value range for Dreyer’s common stock of between $6.95 and $10.40 per share. These compare to a purchase price per Class A Share of $83.00. (Such purchase price was subsequently increased to $83.10 per Class A Share by Dreyer’s and Nestlé for the reasons set forth elsewhere in this Notice of Put Right.)
          None of the selected comparable companies is identical to Dreyer’s. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of these selected comparable companies and other factors that could affect the public trading value of Dreyer’s and these selected comparable companies.
Selected Comparable Transactions Analysis
          Using publicly available information, Merrill Lynch reviewed and compared the purchase prices, including net debt, and implied transaction value multiples paid in the following 13 selected merger and acquisition transactions in the food industry:

Acquirer(s)	Target

Kellogg Company	Worthington Foods, Inc.
Nestlé S.A.	Ralston Purina Company
PepsiCo, Inc. (through BeverageCo Inc.)	Quaker Oats Co.
Suiza Foods Corp. (through SF Acquisition Corporation)	The Morningstar Group Inc.
Nestlé S.A.	Chef America
Unilever PLC	Bestfoods
Unilever N.V.	Ben & Jerry’s Homemade, Inc.
Danone International Brands Inc., Groupe DANONE	McKesson Water Products Company
Philip Morris Companies Inc.	Nabisco Holdings Corp.
Unilever N.V.	Slimfast Foods Company
PepsiCo, Inc.	Tropicana Products Inc.
Procter & Gamble	The Iams Co.
Kellogg Company	Keebler Foods Company
          Merrill Lynch compared the transaction values implied by the purchase prices in these selected merger and acquisition transactions as multiples of LTM EBITDA and LTM earnings before interest and taxes, which Merrill Lynch refers to as “EBIT.” For each selected merger and acquisition transaction,

LTM EBITDA and LTM EBIT were based on publicly available financial information for the four quarters preceding the transaction announcement date. The analysis indicated the following multiples:

	High		Low		Mean

Transaction value as a multiple of LTM EBITDA	17.2	x	11.5	x	14.1x
Transaction value as a multiple of LTM EBIT	25.1	x	13.9	x	19.2x
          Based on the range of multiples of 13.0x to 17.0x for Dreyer’s estimated 2010 EBITDA of $251.8 million and discounting the implied equity value 5 years at Dreyer’s cost of equity of 9.5%, these analyses implied equity value ranges for Dreyer’s common stock of between $15.30 and $21.95 per share. Based on the range of multiples of 17.0x to 25.0x for Dreyer’s estimated 2010 EBIT of $131.8 million and discounting the implied equity value 5 years at Dreyer’s cost of equity of 9.5%, these analyses implied equity value ranges for Dreyer’s common stock of between $8.50 and $15.45 per share. These compare to a purchase price per Class A Share of $83.00. (Such purchase price was subsequently increased to $83.10 per Class A Share by Dreyer’s and Nestlé for the reasons set forth elsewhere in this Notice of Put Right.)
          No company or merger and acquisition transaction used in the selected comparable transactions analysis is identical to Dreyer’s. Accordingly, an analysis of the results of the selected comparable transactions analysis involved complex considerations of the companies and transactions and other factors that could affect the transaction value of the companies and Dreyer’s.
Implied Value at Time of the Merger
          The Put Right was created as a result of the consummation of, and in accordance with the terms of, the Merger. At the time of the announcement of the Merger, the implied enterprise value, calculated based on a range of estimated Dreyer’s share prices of $63.40 to $72.35, indicated a multiple range of 22.0x — 25.1x 2002E EBITDA. The share price range of $63.40 to $72.35 was derived by calculating the present value of a purchase price of $83.00 per share on January 1, 2006 by applying discount rates ranging from 4.0% to 8.0% and a discount period of 3.5 years. Based on the range of multiples of 22.0x — 25.0x for Dreyer’s estimated 2010 EBITDA of $251.8 million and discounting the implied equity value 5 years at Dreyer’s cost of equity of 9.5%, these analyses implied equity value ranges for Dreyer’s common stock of between $30.25 and $35.25 per share.
Present Value of Net Operating Loss Carryforwards
          Dreyer’s management forecasts that Dreyer’s will have net operating loss carryforwards (“NOLs”) totaling $618.3 million as of December 31, 2005 Merrill Lynch has conducted a valuation of Dreyer’s NOLs based on projections provided by Dreyer’s management and assuming that the NOLs are usable. Merrill Lynch estimated the present value of Dreyer’s’ NOLs by discounting the income taxes saved, based on management’s projections, to December 31, 2016 at a discount rate of 8.5%. The estimated present value of Dreyer’s NOLs is $156.8 million, or $1.63 per share.
Merrill Lynch Fee
          Under an engagement letter, dated October 20, 2005, Dreyer’s retained Merrill Lynch to provide an opinion as to the fairness of the Purchase Price under the Put Right, from a financial point of view, to holders of Class A Shares, other than affiliates of Dreyer’s or Nestlé. Under the engagement letter, Dreyer’s has agreed to pay Merrill Lynch a fee equal to $1,000,000 payable upon delivery of the opinion.
          Dreyer’s also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its engagement, including reasonable fees and disbursements of its legal counsel, and both Dreyer’s and Nestlé have agreed to indemnify Merrill Lynch and its affiliates and their respective directors, officers, employees, agents and controlling persons from and against certain liabilities, including liabilities under the United States federal securities laws, arising out of its engagement.
          Dreyer’s has retained Merrill Lynch to provide this opinion based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has, in the past two years, provided financial advisory, investment banking and financing services to Nestlé unrelated to the transactions, and may continue to do so, and has received, and may receive, fees for the rendering of these services. During 2004 and 2005, Merrill Lynch provided these services in a number of different transactions, and the aggregate consideration received by Merrill Lynch for services provided to Nestlé S.A. was approximately $0.6 million. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade Nestlé common stock and other securities of Nestlé, for their own accounts and for the accounts of customers, and, accordingly, may, at any time, hold a long or short position in these securities. During the past two years, there has been no material relationship between Dreyer’s and Merrill Lynch other than Merrill Lynch’s engagement with respect to the Put Right. In 2002, Merrill Lynch acted as a financial advisor to Dreyer’s Grand Ice Cream, Inc. in connection with the transactions contemplated by the Merger Agreement. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade Dreyer’s common stock and other securities of Dreyer’s, for their own accounts and for the accounts of customers, and, accordingly, may, at any time, hold a long or short position in these securities.
Certain Financial Projections
          Dreyer’s does not as a matter of course make public projections as to its future performance or earnings. However, in connection with the discussions concerning the Put Right, Dreyer’s management furnished to Merrill Lynch certain information that was not publicly available, including certain projected financial data constituting Dreyer’s strategic plan for the fiscal years 2005 to 2010. These projections included the following forecasts of Dreyer’s net revenue, earnings before interest, taxes, depreciation and amortization, referred to in this Notice of Put Right as “EBITDA,” earnings before interest and taxes, referred to in this Notice of Put Right as “EBIT,” and earnings per share:

	Projected Financial Performance Fiscal Year Ending December 31,
						2005-2010	2006-2010
(in millions, except for						5-Yr	4-Yr
per share data)	2006	2007	2008	2009	2010	CAGR(1)	CAGR(1)

Net Revenues	$1,893.2	$2,111.9	$2,368.7	$2,618.7	$2,872.1	10.6%	11.0%
% Growth	9.1%	11.6%	12.2%	10.6%	9.7%
EBITDA(2)	$46.1	$106.9	$160.7	$204.7	$251.8	NM	52.9%
% Margin	2.4%	5.1%	6.8%	7.8%	8.8%
EBIT(2)	$(47.8)	$1.3	$48.7	$87.9	$131.8	NM	NM
% Margin	(2.5)%	0.1%	2.1%	3.4%	4.6%
Net Income(2)(3)	$(48.7)	$(24.8)	$2.4	$25.5	$52.7	NM	NM
% Margin	(2.6)%	(1.2)%	0.1%	1.0%	1.8%
EPS(1)(2)	$(0.51)	$(0.26)	$0.02	$0.26	$0.55	NM	NM

Note:
Depreciation & Amortization	$93.8	$105.7	$112.0	$116.7	$120.0
Royalties	36.4	38.6	42.6	45.5	47.7
Capital Expenditures	135.0	148.3	125.3	127.8	134.8
Change in Working Capital	(10.6)	(11.9)	(15.4)	(13.2)	(12.5)
Net Debt/(Cash)	810.6	930.4	980.0	987.1	952.6

(1)	Compounded Annual Growth Rate (CAGR)

(2)	Excludes stock option compensation expense for fiscal year 2005 and fiscal year 2006 of $13,207,000 and $3,254,000, respectively.

(3)	Excludes accretion of Class A Shares of $268,825,000 in 2005.
          Important Information About the Projections. The projections referred to above were not prepared with a view toward public disclosure, and are included in this Notice of Put Right only because such information was made available to Merrill Lynch. The projections were developed by Dreyer’s management based on its expectations for earnings growth using a range of assumptions for operating and market conditions. The projections were prepared in October 2005 in connection with the preparation of the Merrill Lynch opinion. The projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or generally accepted accounting principles. Neither Dreyer’s certified public accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included in this Notice of Put Right, nor has any independent auditor expressed any opinion or given any form of assurance on such information or its achievability. The projections are included in this Notice of Put Right to give the stockholders of Dreyer’s access to information that was not publicly available.
          The projections are not guarantees of performance. The projections are forward-looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. The projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by the management of Dreyer’s with respect to industry performance, general business, economic, market and financial conditions and other matters, including assumed interest rates and effective tax rates consistent with historical levels for Dreyer’s, all of which are difficult to predict, many of which are beyond the control of Dreyer’s and none of which were subject to approval by Nestlé. Accordingly, there can be no assurance that the assumptions made in preparing the projections or the projections themselves will prove accurate. You should not place undue reliance on the projections contained in this Notice of Put Right. Actual results can be materially greater or less than the projections. Dreyer’s does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.
The Put Right
General
          Under Section (c)(ii) of Article FIFTH of the Restated Certificate, each holder of Class A Shares has the right to require Dreyer’s (the “Put Right”) to purchase out of legally available funds any or all of the Class A Shares held by the holder at a price of $83.00 in cash per Class A Share during each of the following periods:
          •   the period beginning on December 1, 2005 and ending at 5:00 p.m. New York City time on January 13, 2006 (the “First Put Period”); and
          •   the period beginning on April 3, 2006 and ending at 5:00 p.m. New York City time on May 12, 2006 (the “Second Put Period”).
          On the first day of each Put Period, Dreyer’s is required to mail to each holder of Class A Shares:
          •   a put notification (which this Notice of Put Right so constitutes); and
          •   a form of notice to be used in exercising the Put Right (which the Letter of Transmittal enclosed with this Notice of Put Right so constitutes).
          The “Expiration Time” means, for the First Put Period, 5:00 p.m. New York City time on January 13, 2006 and, for the Second Put Period, 5:00 p.m. New York City time on May 12, 2006, provided that either such date may be extended through public announcement by Dreyer’s to the extent required to comply with United States federal securities laws.
          Additionally, Dreyer’s is required to publish a notice summarizing this Notice of Put Right in a newspaper of general circulation in the State of New York, City of New York, on the first day of each Put Period. The Restated Certificate provides that Dreyer’s board of directors will fix a record date for determination of holders of Class A Shares entitled to be given the put notification, which may not be more than five days prior to the date of the put notification. The record date for this Notice of Put Right is November 28, 2005.
          If less than all of the Class A Shares represented by a stock certificate are exercised with respect to the Put Right, a new stock certificate representing the Class A Shares as to which the Put Right was not exercised will be issued to the holder of such Class A Shares.
          Dreyer’s may delay the dates to take the actions described above to the extent necessary to comply with the United States federal securities laws. To the extent that there are any delays, the dates on which payments would otherwise be required to be made will be extended by the same number of days of the delay.
Nestlé’s Obligation to Provide Funds to Purchase Class A Shares
          Under the terms of the Governance Agreement, Nestlé will provide, or cause its affiliate to provide, to Mellon Investor Services, in its capacity as Depositary Agent for the Put Right, immediately prior to the time that any amounts are required to be deposited with Mellon Investor Services for payment to the holders of Class A Shares pursuant to the Restated Certificate, funds in an amount equal to the product of the number of Class A Shares with respect to which the Put Right has been properly exercised multiplied by the Purchase Price. In exchange for such payment, Mellon Investor Services, as Dreyer’s Transfer Agent, will issue to Nestlé Ice, a designated subsidiary of Nestlé, a number of duly authorized and validly issued shares of Class B Shares equal to the number of Class A Shares purchased by Dreyer’s.
First Put Period
          The Restated Certificate provides that payment of an amount of $83.00 in cash per Class A Share is to be made within two business days after January 1, 2006 for Class A Shares that have been surrendered with a properly executed Letter of Transmittal on or before December 30, 2005. The Restated Certificate further provides that payment of an amount of $83.00 in cash per Class A Share for all Class A Shares with respect to which the Put Right has been properly exercised after December 30, 2005 and prior to 5:00 p.m. New York City time on January 13, 2006 is to be made promptly upon surrender of the Class A Shares and a properly executed Letter of Transmittal.
          However, the Restated Certificate also states that the dates on which Dreyer’s is required to take actions with respect to payment of the purchase price for the Class A Shares may be delayed to such later dates as may be necessary in order to comply with United States federal securities laws. United States federal securities laws do not permit Dreyer’s to pay the purchase price prior to the Expiration Time to holders of Class A Shares who have properly exercised the Put Right. Consequently, irrespective of when during the Put Period holders of Class A Shares exercise the Put Right, payment of the purchase price for all Class A Shares for which the Put Right is exercised during the First Put Period will be made within two business days after January 13, 2006, or such later date to which the initial Expiration Time for the exercise of the Put Right may be extended by Dreyer’s through public announcement to the extent required to comply with United States federal securities laws. Dreyer’s and Nestlé have increased the amount to be paid for the Class A Shares from $83.00 per Class A Share to $83.10 per Class A Share (the “Purchase Price”) solely to reflect the need to postpone the earliest date on which payment for the Class A Shares would otherwise have been made under the Restated Certificate until January 17, 2006 in order to comply with United States federal securities laws, as permitted under these circumstances by the Restated Certificate.
          Therefore, each holder of Class A Shares that has:
          •   properly executed and returned the Letter of Transmittal prior to 5:00 p.m. New York City time on January 13, 2006, or such later date to which the initial Expiration Time for the exercise of the Put Right may be extended by Dreyer’s through public announcement to the extent required to comply with United States federal securities laws; and
          •   surrendered Class A Shares (or followed instructions in the Letter of Transmittal for the guaranteed delivery of such shares either in certificate or book entry form) with respect to which the Put Right has been exercised during the First Put Period;
will be paid the Purchase Price not later than two business days after the Expiration Time, without interest.
Second Put Period
Put Rights Exercised on or after April 3, 2006 and on or before May 12, 2006
          The Restated Certificate provides that payment of an amount of $83.00 in cash per Class A Share is to be made within two business days after April 28, 2006 for Class A Shares that have been surrendered with a properly executed Letter of Transmittal on or before April 28, 2006. The Restated Certificate further provides that payment of an amount of $83.00 in cash per Class A Share for all Class A Shares with respect to which the Put Right has been properly exercised after April 28, 2006 and prior to 5:00 p.m. New York City Time on May 12, 2006 is to be made promptly upon surrender of the Class A Shares and a properly executed Letter of Transmittal.

          However, the Restated Certificate also states that the dates on which Dreyer’s is required to take actions with respect to payment of the purchase price for the Class A Shares may be delayed to such later dates as may be necessary in order to comply with United States federal securities laws. United States federal securities laws do not permit Dreyer’s to pay the Purchase Price prior to the Expiration Time to holders of Class A Shares who have properly exercised the Put Right. Consequently, payments of the purchase price for all Class A Shares for which the Put Right is exercised during the Second Put Period will occur no later than two business days after the Expiration Time. For the reasons described above, and because the same need will arise, under United States federal securities laws, to postpone payment for all Class A Shares properly exercised during the Second Put Period until the expiration thereof, Dreyer’s and Nestlé have increased the amount to be paid for the Class A Shares for which the Put Right is exercised in the Second Put Period (unless a Short Form Merger occurs prior thereto) to $83.10 per Class A Share.
          Therefore, each holder of Class A Shares that has:
          •   properly executed and returned the Letter of Transmittal prior to 5:00 p.m. New York City time May 12, 2006, or such later date to which the initial Expiration Time for the exercise of the Put Right may be extended by Dreyer’s through public announcement to the extent required to comply with United States federal securities laws; and
          •   surrendered Class A Shares (or followed instructions in the Letter of Transmittal for the guaranteed delivery of such shares either in certificate or book entry form) with respect to which the Put Right has been exercised during the Second Put Period;
will be paid the Purchase Price not later than two business days after the Expiration Time, without interest.
Certain Conditions of the Put Right
          Notwithstanding any other provision of the Put Right, Dreyer’s will not be required to accept for payment or pay the Purchase Price for any Class A Shares, may postpone the acceptance for payment of the Purchase Price or payment for delivered Class A Shares, and may, in its sole discretion, terminate or amend the Put Right as to any Class A Shares for which the Purchase Price has not been paid if prior to 5:00 p.m. New York City Time on January 13, 2006, any of the following events have occurred:

(a)	A court or governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Put Right or any subsequent Short Form Merger illegal or otherwise prohibiting consummation of the Put Right or any subsequent Short Form Merger; or

(b)	any Triggering Event for which Nestlé is responsible for paying the Triggering Event Price in exchange for the delivery of Class A Shares to Mellon Investor Services.
          The conditions described in items (a) and (b) above are for the sole benefit of Dreyer’s and may be asserted by Dreyer’s or may be waived by Dreyer’s as a whole or in part at any time and from time to time in its sole discretion, provided that, unless Dreyer’s extends the Put Period to the extent necessary to ensure that there are five business days remaining prior to the expiration of the Put Period, any waiver must occur on or before January 6, 2006 and all of the foregoing conditions which are not waived by Dreyer’s must be satisfied prior to 5:00 p.m. New York City time on January 13, 2006. The determination as to whether any of such conditions has occurred will be in the sole judgment of Dreyer’s, whose determination must be reasonable using good faith judgment, and will be final and binding on all parties. The failure by Dreyer’s at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted from time to time and at any time prior to 5:00 p.m. New York City time on January 13, 2006.

Extension of the First Put Period
          Dreyer’s may extend the First Put Period at any time in order to comply with United States federal securities laws. If Dreyer’s decides to extend the First Put Period, Dreyer’s will inform Mellon Investor Services of that fact, and will make a public announcement of the extension, not later than 9:00 a.m. on January 17, 2006. The term “Expiration Time” means 5:00 p.m., New York City time, on January 13, 2006, unless and until Dreyer’s will have extended the First Put Period, in which event the term “Expiration Time” will mean the latest time and date at which the First Put Period, as so extended by Dreyer’s, expires.
The Call Right
          Subject to and in accordance with the terms of the Restated Certificate and the Governance Agreement, during the period beginning on January 1, 2007 and ending on June 30, 2007, at Dreyer’s option (the “Call Right”) Class A Shares may be redeemed out of legally available funds, in whole but not in part, at a price of $88.00 per Class A Share payable in cash (the “Redemption Price”). In addition, the Governance Agreement provides that: (a) Nestlé Holdings may cause Dreyer’s to exercise the Call Right for the redemption of the Class A Shares by providing Dreyer’s written notice of this request; and (b) Nestlé Holdings or Nestlé S.A. may elect, at their sole discretion, to offer to purchase the Class A Shares directly from the holders of Class A Shares at the Redemption Price.
          Under the Restated Certificate, Dreyer’s is required to provide notice of any proposed redemption (the “Call Notification”) to holders of Class A Shares by mailing a notice to the holders of record of Class A Shares not less than 10 and not more than 30 days prior to the date fixed for redemption.
          At least one business day prior to the date of any redemption of any Class A Shares under the Call Right, Dreyer’s will be required to:
          •   deposit the aggregate Redemption Price, together with declared and unpaid dividends to the redemption date, of the Class A Shares to be redeemed with Mellon Investor Services for payment to holders of Class A Shares; and
          •   deliver irrevocable written instructions authorizing Mellon Investor Services to apply the deposited funds solely to the redemption of the Class A Shares.
          The funds required to be deposited in connection with the Call Right will be reduced by the aggregate Redemption Price of any Class A Shares deposited by Nestlé, or its affiliate, if any, in lieu of the funds deposited by Dreyer’s.
          Upon the exercise of the Call Right, each holder of Class A Shares will be paid the Redemption Price for Class A Shares within three business days following the surrender of the stock certificate or stock certificates representing Class A Shares to Mellon Investor Services, together with a properly executed Letter of Transmittal covering the Class A Shares.
          After Dreyer’s gives the Call Notification or Mellon Investor Services has been irrevocably authorized by Dreyer’s to give the Call Notification, if Dreyer’s (or Nestlé in lieu thereof) deposits the Redemption Price for the Class A Shares being redeemed, then:
          •   all of the Class A Shares for which the deposit of the Redemption Price has been made upon exercise of the Call Right will not be deemed outstanding for any purpose, regardless of whether or not the date fixed for redemption has occurred or the stock certificates for the Class A Shares have been surrendered for cancellation; and
          •   all rights with respect to Class A Shares will cease and terminate, except the right to receive the Redemption Price to which the stockholders are entitled, without interest.

A Triggering Event
          The term “Triggering Event” means either a substantial adverse change determination or an insolvency event, as defined below.
          The term “substantial adverse change determination” means the good faith determination made prior to January 1, 2007 by the Independent Directors, in their sole discretion, after consulting with financial and legal experts of national standing, that there has been a substantial adverse change in the business or financial viability of Dreyer’s and its subsidiaries, taken as a whole, since the Merger Closing Date.
          The term “insolvency event” means the occurrence of any of the following events:
          •   the filing by Dreyer’s of a voluntary petition in bankruptcy, or seeking a reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any United States federal or state law granting relief to debtors;
          •   the filing or commencement of any involuntary petition or proceeding under the Bankruptcy Code or any other applicable United States federal or state law relating to bankruptcy, reorganization or other relief for debtors against Dreyer’s that is not dismissed within 30 days;
          •   the filing by Dreyer’s of an answer admitting to the jurisdiction of the court and the material allegations of any involuntary petition; or
          •   the adjudication of Dreyer’s as bankrupt, or the entry of an order for relief against Dreyer’s by any court of competent jurisdiction under the Bankruptcy Code or any other applicable United States federal or state law relating to bankruptcy, reorganization or other relief for debtors.
          If a Triggering Event occurs prior to January 1, 2006, the redemption price for the Class A Shares will be equal to $83.00 per share discounted at the rate of 4.6% per annum based on a 365-day year for the period beginning on the date of the Triggering Event and ending on January 1, 2006 (the “Triggering Event Price”). Consequently, if a Triggering Event occurs prior to January 1, 2006, the Triggering Event Price for the Class A Shares would be less than the Purchase Price. For example, if a Triggering Event occurred on December 15, 2005, the Triggering Event Price would be $82.82.
          If there has not been a Short Form Merger and a Triggering Event occurs prior to January 1, 2007, Dreyer’s will be required to redeem out of legally available funds all outstanding Class A Shares. The Triggering Event Price for the Class A Shares will be $83.00 per share if a Triggering Event occurs after January 1, 2006 and prior to January 1, 2007. The Governance Agreement also provides that Nestlé Holdings or Nestlé S.A. may elect, at their sole discretion, to offer to purchase the Class A Shares directly from the holders of Class A Shares at the Triggering Event Price. The right to redeem the Class A Shares due to a Triggering Event will terminate on January 1, 2007.
          In a bankruptcy or similar proceedings involving Dreyer’s or in a claim involving fraudulent conveyance, Dreyer’s may not be able to redeem the Class A Shares and pay the Triggering Event Price.
          Upon the occurrence of a Triggering Event:
          •   Dreyer’s will immediately be relieved of its purchase obligations in respect of any Put Right; and
          •   Class A Shares will not be purchased under the Put Right, regardless of the proper exercise of the Put Right prior to the Triggering Event, and holders of such Class A Shares will instead receive the Triggering Event Price.

Miscellaneous Provisions Related to
the Put Right, the Call Right and a Triggering Event
Adjustments
          If Dreyer’s effects a subdivision or combination of the Class A Shares, whether by reclassification or otherwise, into a greater or lesser number of Class A Shares, then the Purchase Price, Redemption Price or the Triggering Event Price, as applicable, will be adjusted by multiplying the Purchase Price, Redemption Price or the Triggering Event Price, as applicable, in effect immediately prior to the event by the ratio of the number of Class A Shares outstanding immediately prior to the event to the number of Class A Shares outstanding immediately after the event. Additionally, if Dreyer’s pays any dividend on Class A Shares in Class A Shares, then the Purchase Price, Redemption Price or the Triggering Event Price, as applicable, will be adjusted based on this same formula.
Enforcement of Nestlé’s Obligations
          Under the Governance Agreement, Dreyer’s is required to take the actions as may be necessary to cause the performance by Nestlé of its obligations under the Governance Agreement. All determinations on behalf of Dreyer’s with respect to Nestlé’s performance under the Governance Agreement will be made by a majority of the Dreyer’s directors who are not designees of Nestlé.
Segregation of Funds
          Under the Restated Certificate and the Governance Agreement, all funds delivered to Mellon Investor Services for the purchase of Class A Shares pursuant to the Put Right, the Call Right or upon the occurrence of a Triggering Event will:
          •   always be held in a segregated account by Mellon Investor Services and not be subject to any lien or attachment of any creditor (including, without limitation, Mellon Investor Services) of any person or entity;
          •   never, whether in whole or in part, be transferred directly to Dreyer’s or become subject to Dreyer’s control or dominion;
          •   not be commingled with any other funds of Dreyer’s or any other person or entity; and
          •   be used solely by Mellon Investor Services for the purposes expressly described in the Restated Certificate.
          Except for any interest or investment returns on the funds held by Mellon Investor Services (which will be returned to Nestlé), any and all funds held by Mellon Investor Services will only be paid to, or, in the case of any withholdings for taxes, on behalf of, holders of Class A Shares, and no other entity will be paid any portion or all of the funds held by Mellon Investor Services or have any interest in or rights to these funds.
Purchased or Redeemed Class A Shares
          All Class A Shares purchased or redeemed by Dreyer’s under the Put Right, the Call Right or upon the occurrence of a Triggering Event will be retired and certificates representing the Class A Shares will be cancelled promptly after the purchase or redemption thereof. No additional Class A Shares will be issued after the date of redemption of Class A Shares under the Call Right.
Conversion
          Section (c)(iv) of Article FIFTH of the Restated Certificate provides that unless previously called for redemption on or prior to the Conversion Date, each Class A Share outstanding on the Conversion Date will be automatically converted into one Class B Share (the “Conversion”). The “Conversion

Date” will be either the close of business on June 30, 2007 or the date on which Nestlé and its affiliates own at least 90% of the issued and outstanding voting stock of Dreyer’s.
Short Form Merger
          The Governance Agreement provides that if at any time Nestlé owns at least 90% of Dreyer’s outstanding voting stock and all Class A Shares are converted into Class B Shares, Nestlé will promptly cause a “short-form” merger between Dreyer’s and Nestlé (the “Short Form Merger”). Section 253 of the Delaware General Corporation Law (the “DGCL”) provides that if Nestlé owns at least 90% of the issued and outstanding shares of each class of Dreyer’s capital stock, a merger of Nestlé and Dreyer’s may be effected by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of Nestlé’s board of directors to so merge and the date of its adoption. Section 253 of the DGCL also provides that Nestlé may effect the Short Form Merger without the affirmative vote of, or prior notice to, Dreyer’s board of directors or stockholders. Therefore, upon the acquisition by Nestlé of at least 90% of Dreyer’s outstanding voting stock and the conversion of all Class A Shares into Class B Shares, Nestlé is obligated to effect the Short Form Merger without a meeting or vote of Dreyer’s stockholders or directors.
          In the absence of a Triggering Event, if a Short Form Merger occurs before January 1, 2007, the Governance Agreement provides that all holders of Class A Shares who did not previously exercise the Put Right will be entitled to receive a cash payment of $83.00 per Class A Share. Nestlé and Dreyer’s have agreed to increase the amount to be paid to the holders of Class A Shares in a Short Form Merger to $83.10 per Class A Share, the same amount to be paid to holders of Class A Shares who exercise the Put Right (whether a Short Form Merger occurs following the First Put Period or the Second Put Period), solely so that there is no disparity in the payments made to holders who exercise the Put Right and those who do not. Should a Short Form Merger occur, holders of Class A Shares who have not previously properly exercised the Put Right will receive a notification of the Short Form Merger from Nestlé along with instructions on how to receive payment for their shares.
Dividends and the Put Periods
          Under the Governance Agreement, the dividend policy of Dreyer’s is to pay a dividend not less than the greater of (i) $0.06 per share of Dreyer’s Common Stock on a quarterly basis or (ii) 30 percent of Dreyer’s net income per share for the preceding calendar year (net income, calculated for this purpose, excludes the ongoing non-cash impact of accounting entries arising from the accounting for the Merger and related transactions, including increases in amortization or depreciation expenses resulting from required write-ups, and entries related to recording of the Put Right or Call Right), unless Dreyer’s board of directors, in discharging its fiduciary duties, determines not to declare a dividend.
          Since the Merger Closing Date, Dreyer’s board of directors has declared a cash dividend of $0.06 per share per quarter. If Dreyer’s board of directors declares a dividend of $0.06 per share for the quarter ended December 31, 2005, the record date for determining stockholders eligible to receive such a dividend would normally be December 30, 2005. If a dividend is declared by Dreyer’s board of directors to be paid to the stockholders of record on December 30, 2005, all holders of record of Class A Shares on December 30, 2005 will be entitled to receive such dividend payment even if they have exercised the Put Right prior to that date. Any dividend payment will be made in 2006.
Stockholder Notification
          Dreyer’s has instructed Mellon Investor Services to provide a list of stockholders and security positions for the purpose of disseminating this Notice of Put Right to holders of record of Class A Shares on November 28, 2005. This Notice of Put Right and the related Letter of Transmittal will be mailed to record holders of Class A Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Class A Shares.

Material United States Federal Income Tax Consequences of the Purchase of Class A Shares
          Sales of Class A Shares pursuant to the exercise of the Put Right, the Call Right and the exchange of Class A Shares for cash pursuant to the Short Form Merger will be taxable transactions for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. Gain or loss will be capital gain or loss if the Class A Shares are held as capital assets by the stockholder. As individual tax situations differ, stockholders should consult with their individual tax and legal advisors concerning the tax treatment of the exercise of the Put Right. If you exercise your Put Right during the First Put Period, the Purchase Price for the Class A Shares will be paid to you in 2006 and Dreyer’s will record such purchase on its books as of the date of such payment. Dreyer’s will not make any such payment in 2005 nor will it record any purchase of Class A Shares in 2005.
Procedures for Exercising the Put Right
Acceptance for Payment and Payment for Class A Shares
          Except for Class A Shares that are held directly by Mellon Investor Services (as Dreyer’s Transfer Agent) in book entry form, payment for Class A Shares delivered and accepted for payment pursuant to the exercise of the Put Right will be made only after timely receipt by Mellon Investor Services of certificates evidencing such Class A Shares or a confirmation of a book entry transfer of such Class A Shares (a “Book Entry Confirmation”) into Mellon Investor Services Investor Service’s account at The Depository Trust Company (the “Depository Trust Company”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents prior to the Expiration Time. For Class A Shares that are held directly in book entry form through an account in Mellon Investor Services’ Direct Registration System, payment for Class A Shares delivered and accepted for payment pursuant to the exercise of the Put Right will be made only after timely receipt by Mellon Investor Services of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.
          Payment of the Purchase Price for Class A Shares accepted for payment pursuant to the exercise of the Put Right will be made by Mellon Investor Services, which will act as agent for the delivering stockholders for the purpose of receiving payments from Nestlé and transmitting such payments to the delivering stockholders. Under no circumstances will interest on the Purchase Price be paid, regardless of any delay in making such payment.
          If any delivered Class A Shares are not accepted for payment pursuant to the terms and conditions of the Put Right for any reason, or if certificates are submitted for more Class A Shares than for which the Put Right has been exercised, certificates for such excess Class A Shares will be returned, without expense to the delivering stockholder (or, in the case of Class A Shares delivered by book entry transfer of such Class A Shares into Mellon Investor Services’ account at the Depository Trust Company pursuant to the procedures set forth above, such Class A Shares will be credited to an account maintained with the Depository Trust Company), as soon as practicable following expiration of the applicable Put Period.
Procedure for Validly Delivering Class A Shares
          For Class A Shares to be deemed “Validly Delivered” pursuant to the exercise of the Put Right, one of the following must occur:
          •   For Class A Shares represented by physical certificates: a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Class A Shares for which the Put Right has been exercised, and any other documents required by the Letter of Transmittal, must be received by Mellon Investor Services prior to the Expiration Time at one of its addresses set forth on the back cover of this Notice of Put Right; or

          •   For Class A Shares that are held in book entry form directly through Mellon Investor Services’ Direct Registration System: a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by Mellon Investor Services prior to the Expiration Time at one of its addresses set forth on the back cover of this Notice of Put Right; or
          •   For Class A Shares Held in Book Entry form at the Depository Trust Company: such Class A Shares must be delivered pursuant to the procedures for book entry transfer described below (and the Book Entry Confirmation of such delivery received by Mellon Investor Services, including an Agent’s Message (as defined herein) if the delivering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Time; or
          •   Guaranteed Delivery: the delivering stockholder must comply with the guaranteed delivery procedures set forth below.
          The term “Agent’s Message” means a message transmitted by the Depository Trust Company to, and received by, Mellon Investor Services and forming a part of a “Book Entry Confirmation,” which states that the Depository Trust Company has received an express acknowledgment from the participant in the Depository Trust Company delivering the Class A Shares which are the subject of such Book Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Dreyer’s may enforce such agreement against the participant.
Valid Delivery Through Book Entry Delivery of Class A Shares from the Depository Trust Company to Mellon Investor Services
          Mellon Investor Services has established an account with respect to the Class A Shares at the Depository Trust Company for purposes of the exercise of the Put Right. Any financial institution that is a participant in the Depository Trust Company’s systems may make a book entry transfer of Class A Shares by causing the Depository Trust Company to transfer such Class A Shares into Mellon Investor Services’ account in accordance with the Depository Trust Company’s procedures for such transfer. However, although delivery of Class A Shares may be effected through book entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by Mellon Investor Services at one of its addresses set forth on the back cover of this Notice of Put Right by the Expiration Time, or the delivering stockholder must comply with the guaranteed delivery procedures described below.
Delivery of documents to the Depository Trust Company in accordance with its procedures does not constitute delivery to Mellon Investor Services.
The method of delivery of the Class A Shares, the Letter of Transmittal and all other required documents, including delivery through the Depository Trust Company, is at the election and risk of the delivering stockholder. Class A Shares will be deemed Validly Delivered only when actually received by Mellon Investor Services (including, in the case of a book entry transfer, by Book Entry Confirmation).
If delivery is by mail, it is recommended that the delivering stockholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.
Signature Guarantees
          Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Most commercial banks, savings and loans associations and brokerage houses participate in a medallion signature guarantee program.
          Signatures on a Letter of Transmittal need not be guaranteed if:
          •   the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in the Depository Trust Company’s systems whose name appears on a security position listing as the owner of the Class A Shares) of the Class A Shares delivered therewith and such registered holder has not completed Box #7 entitled “Special Transfer Instructions” on the Letter of Transmittal; or
          •   such Class A Shares are delivered for the account of an Eligible Institution.
          If the certificates for Class A Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Class A Shares not delivered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the delivered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above.
Guaranteed Delivery
          A stockholder who desires to exercise the Put Right and who cannot comply with the procedures for book entry transfer on a timely basis, or who cannot deliver all required documents to Mellon Investor Services prior to the Expiration Time, may be deemed to have Validly Delivered such Class A Shares by following all of the procedures set forth below:
          •   such delivery of the Class A Shares is made by or through an Eligible Institution;
          •   a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Dreyer’s, is received by Mellon Investor Services, prior to the Expiration Time; and
          •   the certificates for all delivered Class A Shares, in proper form for transfer (or a Book Entry Confirmation with respect to all such Class A Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by Mellon Investor Services within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq National Market is open for business.
          The Notice of Guaranteed Delivery may be delivered by hand to Mellon Investor Services or transmitted by facsimile transmission or mail to Mellon Investor Services and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.
Right of Withdrawal for the First Put Period
      An exercise of the Put Right is revocable only if proper notice of such withdrawal, as set forth below, is received by Mellon Investor Services prior to the Expiration Time, which for the First Put Period is 5:00 p.m. New York City time on January 13, 2006, or such later date to which the initial Expiration Time for the exercise of the Put Right may be extended by Dreyer’s through public announcement to the extent required to comply with United States federal securities laws.
      For a withdrawal of the exercise to be effective, a signed written or facsimile transmission notice of withdrawal must be timely received by Mellon Investor Services at one of its addresses set forth on the back cover of this Notice of Put Right. Any such notice of withdrawal must specify the name of the stockholder having Validly Delivered the Class A Shares to be withdrawn, the number or amount of Class A Shares to be withdrawn and the names in which the certificate(s) evidencing the Class A Shares to be withdrawn are registered, if different from that of the person who Validly Delivered such Class A Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Class A Shares have been Validly Delivered for the account of any Eligible Institution.
      If Class A Shares have been Validly Delivered pursuant to the procedures for book entry transfer, any notice of withdrawal must specify the name and number of the account at the Depository Trust Company or through Mellon Investor Services’ Direct Registration System, as the case may be, to be credited with the withdrawn Class A Shares. If certificates for Class A Shares to be withdrawn have been Validly Delivered or otherwise identified to Mellon Investor Services, the name of the registered holder and the serial numbers of the particular certificates evidencing the Class A Shares to be withdrawn must also be furnished to Mellon Investor Services prior to the physical release of such certificates.
      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Dreyer’s, in its sole discretion, which determination shall be final and binding. None of Dreyer’s, Nestlé, Mellon Investor Services or any of their affiliates will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of the exercise of the Put Right for Class A Shares may not be rescinded, and any Class A Share for which the exercise of the Put Right is properly withdrawn will be deemed not to have been Validly Delivered for purposes of the Put Right. However, Class A Shares for which the exercise of the Put Right has been withdrawn may be Validly Delivered again by submitting a properly completed Letter of Transmittal along with certificates representing Class A Shares (if applicable) to Mellon Investor Services prior to 5:00 p.m. New York City time on January 13, 2006.
Lost, Missing or Destroyed Certificates
          Any holder of Class A Shares who has held their stock in certificated form will find their certificated ownership details in Box #4 of the Letter of Transmittal. Any holder of Class A Shares in certificated form may claim that some or all of their stock certificates are lost, missing or destroyed by completing the “Affidavit of Lost, Missing or Destroyed Certificate(s) and Agreement of Indemnity” located in Box #6 of the Letter of Transmittal. The Affidavit and Agreement of Indemnity becomes valid only if the stockholder claiming lost, missing, or destroyed certificate(s) signs and notarizes the Letter of Transmittal in Box #6 and includes a payment for (1) a service fee plus (2) the surety fee of the indemnity bond (as calculated under the instructions in Box #6) and follows all other instructions as specified in Box #6 of the Letter of Transmittal. Any holder of Class A Shares claiming lost, missing or destroyed certificates(s) must also designate their intention to exercise the Put Right to receive the Purchase Price on none, all, or a specific portion of the total certificated shares in their account (located in Box #4 of the Letter of Transmittal).
Timing of Payments
          Each holder of Class A Shares that has properly executed and delivered the Letter of Transmittal and certificates for Class A Shares or Book Entry Confirmations with respect to Class A Shares to Mellon Investor Services prior to the Expiration Time will be paid the Purchase Price not later than two business days after the Expiration Time. However, there could be delays in delivery of the Purchase Price due to circumstances beyond the control of Dreyer’s, Nestlé or Mellon Investor Services. Under no circumstances will interest on the Purchase Price for the Validly Delivered Class A Shares be paid, regardless of any delay in making such payment.
Exercise of Put Right Constitutes an Agreement
          The Valid Delivery of Class A Shares pursuant to one of the procedures described above will constitute a binding agreement between the delivering stockholder and Dreyer’s for the exercise of the Put Right, upon the terms and subject to the conditions of the Put Right.

Determination of Validity
          All questions as to the validity, form, eligibility (including time of receipt) and acceptance of delivery of Class A Shares will be determined by Dreyer’s in its sole discretion, which determination will be final and binding. Dreyer’s reserves the absolute right to reject any and all deliveries of Letters of Transmittal and Class A Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Dreyer’s counsel, be unlawful. Dreyer’s also reserves the absolute right to waive any defect or irregularity in the delivery of any Letter of Transmittal or Class A Shares by any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No Class A Shares will be deemed to have been Validly Delivered until all defects and irregularities relating to the delivery thereof have been cured or waived. None of Nestlé, Dreyer’s, Mellon Investor Services or any other person will be under any duty to give notification of any defects or irregularities in deliveries or incur any liability for failure to give any such notification. Dreyer’s interpretation of the terms and conditions of the Put Right (including the Letter of Transmittal and Instructions thereto) will be final and binding.
Backup Withholding
          In order to avoid “backup withholding” of federal income tax on payments of cash pursuant to the exercise of the Put Right, a stockholder surrendering Class A Shares must, unless an exemption applies, provide Mellon Investor Services with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the exercise of the Put Right may be subject to backup withholding of 30%. All stockholders who are United States tax payers surrendering Class A Shares pursuant to the exercise of the Put Right should complete and sign the main signature form and the Substitute Form W-9 included as Box #2 on the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Dreyer’s and Mellon Investor Services). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from Mellon Investor Services, in order to avoid backup withholding.
Treatment of Special Categories of Dreyer’s Securities
Treatment of Stock Options Under the Put Right and the Call Right
          As of November 21, 2005, options to purchase 211,952 Class A Shares which were vested and exercisable were outstanding under Dreyer’s equity incentive plans (the “Stock Options”). Holders of Stock Options are not eligible to participate in the Put Right or the Call Right unless such holder first exercises the applicable vested Stock Option. If you wish to exercise your vested Stock Options, please contact:

Dreyer’s Grand Ice Cream Holdings, Inc. Attention: People Support 5929 College Avenue Oakland, California 94618 (510) 601-4247

Treatment of Stock Options Under the Short Form Merger
          Under the terms of the Merger Agreement, the Governance Agreement and the documents governing the Stock Options, immediately prior to and contingent upon the consummation of a Short Form Merger, the vesting of all outstanding Stock Options will accelerate in full. Upon the consummation of a Short Form Merger, all outstanding Stock Options will be converted into the right to receive a cash payment per Class A Share equal to the difference of:

(a)	either: (1) the Purchase Price, if the Short Form Merger is consummated prior to January 1, 2007, (2) $88.00, if the Short Form Merger is consummated on or after January 1, 2007, or (3) the Triggering Event Price should a Triggering Event occur; minus
          (b)           the per share exercise price underlying the outstanding Stock Option; minus
          (c)           withholding for applicable taxes (such net payment, the “Stock Option Payment”).
          Following a Short Form Merger, holders of Stock Options will be sent a notification from Nestlé that the Short Form Merger has been consummated along with payment of the Stock Option Payment.
Exercising the Put Right for Class A Shares Acquired Under DGIC’s Secured Stock Plan
          Under the provisions of the DGIC Secured Stock Plan, DGIC loaned certain stockholders funds that were used entirely to purchase shares of common stock of DGIC which were subsequently converted into Class A Shares. Certain of these stockholders continue to have one or more of these loans outstanding in return for which Dreyer’s (as the successor in interest to DGIC) continues to hold a security interest in the Class A Shares purchased using such loans. Certificates representing such Class A Shares are held in escrow by Dreyer’s subject to repayment of all outstanding principal and interest due under such loans.
          If you own Class A Shares and continue to have outstanding one or more loans under the DGIC Secured Stock Plan, you are eligible to exercise the Put Right with respect to such shares and receive a cash payment per Class A Share equal to the difference between:
          (a)           the Purchase Price; minus
          (b)           the outstanding principal and interest due under the DGIC Secured Stock Plan; minus
          (c)           withholding for applicable taxes (such net payment, the “Secured Stock Payment”).
          Holders of Class A Shares acquired under the DGIC Secured Stock Plan who wish to exercise the Put Right for such Class A Shares may do so, provided that they first contact Dreyer’s to request Dreyer’s to send such share certificates as well as the information as to the amount of the Secured Stock Payment to Mellon Investor Services. Upon receipt from the stockholder by Mellon Investor Services of a properly executed Letter of Transmittal and the information and certificate from Dreyer’s, such stockholders will receive the Secured Stock Payment, as well as a closing statement from Dreyer’s setting forth the calculation of the Secured Stock Payment.
          For further information on how to exercise the Put Right for such Class A Shares, please contact:

Dreyer’s Grand Ice Cream Holdings, Inc. Attention: Leanne Pratt 5929 College Avenue Oakland, California 94618 Tel: (510) 610-4343

Treatment of Class A Shares Held by the DGIC Stock Fund
          Approximately 380,000 Class A Shares are held by the Charles Schwab Trust Company on behalf of the Dreyer’s Grand Ice Cream, Inc. Stock Fund (the “Stock Fund”), a unitized trust of the Dreyer’s Grand Ice Cream, Inc. Savings Plan (the “401(k) Plan”), a defined contribution qualified benefit plan offered to employees of Dreyer’s. Participants in the 401(k) Plan have the option to choose to allocate a portion of their holdings in the 401(k) Plan to be invested in the Stock Fund, which in turn must invest such funds in Class A Shares while retaining such cash as is necessary to administer sales and purchases under the Stock Fund. An investment in the Stock Fund does not provide participants with legal title to such Class A Shares, which is retained by the Stock Fund. Participants in the Stock Fund thus hold the right to units in the unitized trust, and such units in turn consist of a mix of Class A Shares and the cash necessary to administer the Stock Fund.
          The Stock Fund is administered by a committee (the “Administrative Committee”), whose members have fiduciary responsibilities to Stock Fund participants, as set forth under regulations promulgated by the U.S. Department of Labor’s Pension and Benefit Welfare Administration under authority contained in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
          In the context of more traditional transactions, such as tender offers, participants in defined contribution retirement plans may be accorded the opportunity by the trustees of such plans to have “pass through” decision making, whereby the trustees of the particular plan follow the instructions of the plan’s individual participants in deciding whether or not, and to what extent, to participate in a tender offer. The 401(k) Plan has had provisions providing for such pass through voting for the last several years. However, in exercising their fiduciary duties, the Administrative Committee has notified Dreyer’s that it has elected not to “pass through” the right to exercise the Put Right to the participants in the Stock Fund. Therefore, individual participants in the Stock Fund will not have the right to exercise their Put Rights for Class A Shares held by the Stock Fund. Further, at a regular meeting of the Administrative Committee on September 1, 2005, the 401(k) Plan was amended to give the Administrative Committee the right to direct the trustee as to whether to exercise the Put Right on behalf of the participants of the Stock Fund.
          Each of Nestlé and Dreyer’s disclaims any authority or responsibility for decisions taken or to be taken by the Administrative Committee.
Certain Information Concerning Dreyer’s
          Dreyer’s is a Delaware corporation with its principal executive offices located at 5929 College Avenue, Oakland, California 94618. Dreyer’s manufactures and distributes ice cream and other frozen snack products. The “Dreyer’s Grand Ice Cream” line of products is marketed throughout the western United States, Texas and certain markets in the Far East. The “Edy’s® Grand® Ice Cream” line of products is sold under the Edy’s brand name throughout the remaining regions of the United States and certain markets in the Caribbean and South America. Dreyer’s manufactures and/or distributes products under license from affiliates of Nestlé S.A., including Häagen-Dazs® ice cream, Nestlé® Drumstick® ice cream sundae cones, Nestlé Crunch® and Nestlé® Butterfinger® ice cream bars and Carnation® ice cream sandwiches. Dreyer’s branded products, including licensed and joint venture products, enjoy strong consumer recognition and loyalty. Dreyer’s also manufactures under license and/or distributes branded ice cream and frozen snack products for other companies.
          Except as otherwise set forth herein, the information concerning Dreyer’s contained in this Notice of Put Right, including in Appendix B hereto, has been provided by Dreyer’s or taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Nestlé has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Nestlé cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Dreyer’s to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Nestlé.
          As of the date hereof,
          (a)           Dreyer’s has informed Nestlé that, after making reasonable inquiry of its executive officers, directors and affiliates, Dreyer’s has been informed by the following directors and executive officers of Dreyer’s that they intend to exercise the Put Right and cause Dreyer’s to purchase their Class A Shares:

Name	Title

T. Gary Rogers	Chairman of the Board and Chief Executive Officer
Jan L. Booth	Director
William F. Cronk, III	Director
Timothy F. Kahn	Executive Vice President and Chief Operating Officer
Thomas M. Delaplane	Executive Vice President – Sales
J. Tyler Johnston	Executive Vice President – Marketing
William R. Oldenburg	Executive Vice President – Operations
          (b)           none of Dreyer’s executive officers, directors or affiliates have made any public recommendation with respect to the Put Right; and
          (c)           Dreyer’s has not received any appraisal, report or opinion on the fairness of the Put Right except for the opinion of Merrill Lynch, and the analyses presented in support of such opinion, that, as of that date and subject to the assumptions, qualifications and limitations set forth in such opinion, a purchase price of $83.00 in cash per Class A Share was fair, from a financial point of view, to holders of Class A Shares other than affiliates of Dreyer’s or Nestlé. (Such purchase price was subsequently increased to $83.10 per Class A Share by Dreyer’s and Nestlé for the reasons set forth elsewhere in this Notice of Put Right.)
          Information regarding beneficial ownership of the Class A Shares and Class B Shares as well as agreements between Dreyer’s and its executive officers are set forth in Appendix B to this Notice of Put Right.
Price Range of Class A Shares; Dividends
          The Class A Shares are quoted on the Nasdaq National Market under the symbol “DRYR.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices for the Class A Shares on the Nasdaq National Market based upon public sources:

	Sales Price

Fiscal Year	High	Low

2003
Third Quarter	$79.00	$77.05
Fourth Quarter	$77.82	$77.16
2004
First Quarter	$79.00	$77.55
Second Quarter	$79.24	$78.80
Third Quarter	$80.00	$78.97
Fourth Quarter	$80.50	$79.90
2005
First Quarter	$80.80	$80.25
Second Quarter	$81.71	$80.65
Third Quarter	$82.11	$81.21
Fourth Quarter (through November 21)	$82.55	$82.04

          On November 21, 2005, the reported closing price of the Class A Shares on the Nasdaq National Market was $82.52 per Class A Share. Stockholders are urged to obtain a current market quotation for the Class A Shares.
          Since the Merger Closing Date, the Dreyer’s board of directors has declared a cash dividend of $0.06 per share per quarter. Please see “Miscellaneous Provisions Related to the Put Right, the Call Right and a Triggering Event – Dividends and the Put Periods” on page 41 for additional information regarding the possible declaration and payment of dividends during the First Put Period.
Selected Consolidated Financial Information
      The following table sets forth summary historical consolidated financial data for Dreyer’s as of and for the nine months ended September 24, 2005 and September 25, 2004 and as of and for each of the years ended December 25, 2004 and December 27, 2003.
          This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Dreyer’s Annual Report on Form 10-K for the year ended December 25, 2004 and the unaudited consolidated interim financial statements and other financial information contained in Dreyer’s Quarterly Reports on Form 10-Q for the quarterly periods ended on March 26, 2005, June 25, 2005 and September 24, 2005, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by Dreyer’s with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in Dreyer’s Annual Report on Form 10-K for the year ended December 25, 2004 and Item 1 in Dreyer’s Quarterly Report on Form 10-Q for the quarterly periods ended on September 24, 2005 and September 25, 2004 are hereby incorporated herein by this reference. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

	For the Nine Months Ended		For the Years Ended
	September 24,	September 25,	December 25,	December 27,
	2005	2004	2004	2003

	(In Thousands, except share amounts)
Statement of Operations Data
Total net revenues	$1,333,072	$1,241,401	$1,588,428	$1,190,561
Total costs and expenses	1,420,724	1,329,242	1,721,212	1,305,311
Net loss	(56,224)	(53,583)	(81,891)	(75,735)
Net loss available to Class A callable puttable and Class B common stockholders	(276,172)	(245,550)	(342,366)	(191,780)
Balance Sheet Data
Current assets	381,845	388,451	321,512	357,517
Non-current assets	3,045,189	2,811,553	2,925,182	2,733,906
Current liabilities	242,996	206,316	240,319	191,862
Non-current liabilities	696,196	479,145	507,864	383,679
Total Class A callable puttable common stock	2,533,741	2,164,552	2,251,040	1,903,314
Total stockholders’ (deficit) equity	(45,899)	349,991	247,471	612,568
Cash dividends declared per common share	0.18	0.18	0.24	0.18
Average shares of common stock outstanding	95,465	94,446	94,563	78,681

Ratio of Earnings to Fixed Charges
          The following table sets forth certain historical information regarding earnings to fixed charges ratio for Dreyer’s for the nine months ended September 24, 2005 and for each of the years ended December 25, 2004 and December 27, 2003.
Ratio of Earnings to Fixed Charges
(Unaudited)

	For the Nine Months
	Ended	For the Years Ended
	September 24, 2005	December 25, 2004	December 27, 2003
(in thousands, except ratio)
Earnings:
Loss before income taxes and income from equity investees	$(89,040)	$(135,577)	$(115,999)
Fixed charges	11,129	9,314	4,793
Amortization of capitalized interest	1,157	1,600	756
Amortization of debt issuance costs		1,267	351
Distributed earnings from equity investees	1,388	2,793	1,249
Less capitalized interest	3,203	1,681	379

Loss from continuing operations before fixed charges	$(72,163)	$(118,922)	$(108,471)

Fixed Charges:
Interest expense, net of capitalized interest	$11,129	$9,291	$4,103
Capitalized debt issuance costs		23	690

Total fixed charges	$11,129	$9,314	$4,793

Ratio of Earnings to Fixed Charges	(6.48)	(12.77)	(22.63)
Comparative Per Share Data
          The following table sets forth certain historical per share data for Dreyer’s. Net loss per share of common stock and book value per share of common stock is presented for the nine months ended September 24, 2005 and September 25, 2004 and for each of the years ended December 25, 2004 and December 27, 2003.

	For the Nine Months Ended		For the Years Ended
	September 24,	September 25,	December 25,	December 27,
	2005	2004	2004	2003

Net loss per share	$(2.89)	$(2.60)	$(3.62)	$(2.44)
Book value per share	$25.97	$26.51	$26.29	$26.76
          Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing the sum of Class A callable puttable common stock and Total stockholders’ equity by the total number of Class A Shares and Class B Shares outstanding.
Certain Financial Forecasts
          Dreyer’s as a matter of policy does not make public forecasts or projections of future performance or earnings. However, Dreyer’s management prepared the historical financial information and financial forecasts for Dreyer’s fiscal years ended 2005 through 2010 (“Financial Forecasts”) set forth below in good faith and in the ordinary course of Dreyer’s business based on Dreyer’s management’s expectations for earning growth using a range of assumptions for operating and market conditions. The Financial Forecasts were delivered to Merrill Lynch prior to the delivery by Merrill Lynch to the Dreyer’s board of directors of its opinion that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth in such opinion, a purchase price of $83.00 in cash per Class A Share was fair, from a financial point of view, to holders of Class A Shares other than affiliates of Dreyer’s or Nestlé, and to Nestlé, prior to Nestlé’s determination that the Put Right is fair to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé. (Such purchase price was subsequently increased to $83.10 per Class A Share by Dreyer’s and Nestlé for the reasons set forth elsewhere in this Notice of Put Right.) The Financial Forecasts are included herein solely for the purpose of giving the holders of the Class A Shares access to information that was provided to Merrill Lynch and Nestlé.
          The Financial Forecasts set forth below include EBIT and EBITDA. “EBIT”is defined as net income (loss) before income tax expense (benefit) and interest expense. “EBITDA” is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization. Each of EBIT and EBITDA is a non-GAAP measure and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBIT or EBITDA in isolation from, or as a substitute for, net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Each of EBIT and EBITDA is presented in the Financial Forecasts because Dreyer’s management believes that it could be useful for investors in assessing projected operating performance and projected performance relative to financial obligations. Additionally, each of EBIT and EBITDA is a measure commonly used by financial analysts because of its usefulness in evaluating operating performance. Neither EBIT nor EBITDA, as used by Dreyer’s, is necessarily comparable with similarly titled measures of other companies, including Nestlé, because not all companies calculate EBIT and EBITDA in the same fashion.

	Projected Financial Performance Fiscal Year Ending December 31,						2005- 2010	2006- 2010
							5-Yr	4-Yr
	2005	2006	2007	2008	2009	2010	CAGR(1)	CAGR(1)

Net Revenues	$1,734.9	$1,893.2	$2,111.9	$2,368.7	$2,618.7	$2,872.1	10.6%	11.0%
% Growth	—	9.1%	11.6%	12.2%	10.6%	9.7%
EBITDA(2)	$(20.5)	$46.1	$106.9	$160.7	$204.7	$251.8	NM	52.9%
% Margin	(1.2)%	2.4%	5.1%	6.8%	7.8%	8.8%
EBIT(2)	$(92.5)	$(47.8)	$1.3	$48.7	$87.9	$131.8	NM	NM
% Margin	(5.3)%	(2.5)%	0.1%	2.1%	3.4%	4.6%
Net Income(2)(3)	$(69.4)	$(48.7)	$(24.8)	$2.4	$25.5	$52.7	NM	NM
% Margin	(4.0)%	(2.6)%	(1.2)%	0.1%	1.0%	1.8%
EPS(2)(3)	$(0.72)	$(0.51)	$(0.26)	$0.02	$0.26	$0.55	NM	NM
Note:
Depreciation & Amortization	$71.9	$93.8	$105.7	$112.0	$116.7	$120.0
Royalties	32.7	36.4	38.6	42.6	45.5	47.7
Capital Expenditures	272.0	135.0	148.3	125.3	127.8	134.8
Change in Working Capital	0.2	(10.6)	(11.9)	(15.4)	(13.2)	(12.5)
Net Debt/(Cash)	660.9	810.6	930.4	980.0	987.1	952.6

(1)	Compounded Annual Growth Rate (CAGR)

(2)	Excludes stock option compensation expense for fiscal year 2005 and fiscal year 2006 of $13,207,000 and $3,254,000, respectively.

(3)	Excludes accretion of Class A Shares of $268,825,000 in 2005.
          Important Information About the Financial Forecasts. The Financial Forecasts were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles (“GAAP”). Neither PricewaterhouseCoopers, LLP, Dreyer’s independent auditors, nor any independent auditors of Nestlé, have compiled, examined or performed any procedures with respect to the Financial Forecasts nor has PricewaterhouseCoopers, LLP nor any other independent auditors expressed any opinion or given any form of assurance on such information or its achievability and, accordingly, assume no responsibility for them.
          The Financial Forecasts, with respect to fiscal years 2005 through 2010, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the Financial Forecasts are based upon a variety of estimates and hypothetical assumptions made by Dreyer’s management including those described below. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Dreyer’s or Nestlé. Accordingly, there can be no assurance that the assumptions made in preparing the Financial Forecasts will prove accurate, and actual results may materially differ. In addition, the Financial Forecasts do not take into account the Put Right, the Call Right or a possible Short Form Merger, any of which may also cause actual results to differ materially. See “Certain Legal Matters – Forward Looking Disclaimers” for more information.
          For these reasons, as well as in light of the bases and assumptions on which the Financial Forecasts were compiled, the inclusion of the Financial Forecasts in this Notice of Put Right should not be regarded as an indication that the Financial Forecasts will be an accurate prediction of future events, and they should not be relied on as such. No one has made, or makes, any representation to any holder of Class A Shares regarding the information contained in the Financial Forecasts and neither Dreyer’s or Nestlé intends to update or otherwise revise the Financial Forecasts to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.
Available Information
          Dreyer’s is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information is available for inspection at the public reference room at the SEC’s offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and also is available for inspection and copying at the regional offices of the SEC located at the SEC address above and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC’s website at http://www.sec.gov.
Certain Information Concerning the Nestlé Entities
          Nestlé Ice is a corporation organized under the laws of Delaware and is principally engaged in the business of holding the Class B Shares. Nestlé Holdings is a corporation organized under the laws of Delaware and is principally engaged in the business of holding United States operating subsidiaries which produce and distribute food and beverage products. The address of the principal business and principal office of each of Nestlé Ice and Nestlé Holdings is Merritt View, 383 Main Avenue, Fifth Floor, Norwalk, Connecticut 06851.
          Nestlé S.A. is a corporation duly organized under the laws of Switzerland and is a holding company which holds interests in worldwide operating companies which: manufacture and sell food and beverage products throughout the world; engage in research and development activities; manufacture and sell cosmetic products; and develop, manufacture and sell pharmaceutical products. The address of its principal business and principal office is Avenue Nestlé 55, CH-1800 Vevey, Switzerland.
          Nestlé Ice is a wholly-owned subsidiary of Nestlé Holdings, which in turn is a wholly-owned subsidiary of Nestlé S.A.
          The name, citizenship, business address, business telephone number and current principal occupation (including the name, principle business and address of the organization in which such occupation is conducted) of each of the directors and executive officers of Nestlé Ice, Nestlé Holdings and Nestlé S.A. are set forth in Appendix A to this Notice of Put Right. During the past five years, none of the individuals named in Appendix A either have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or have been a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.
          Neither Nestlé nor any of its affiliated entities own or have a right to acquire any Class A Shares nor have they engaged in any transactions in Class A Shares in the past 60 days. Under the standstill provisions of the Governance Agreement, Nestlé has not acquired any Dreyer’s equity securities during the past two years. Nestlé has informed Dreyer’s that, after making reasonable inquiry, Nestlé does not believe that any of the persons listed in Appendix A hereto beneficially own Class A Shares, have a right to acquire Class A Shares or have engaged in any transactions in Class A Shares in the past 60 days.
          Except as set forth under Special Factors, there have been no negotiations, transactions or material contacts during the past two years between Nestlé, or, to the best of its knowledge, any of the persons listed in Appendix A hereto, on the one hand, and Dreyer’s or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets nor, to the best knowledge of Nestlé, have there been any such negotiations or material contacts between subsidiaries, executive officers and directors. Except as described under Special Factors, neither Nestlé nor, to the best of its knowledge, any of the persons listed in Appendix A hereto, has had any transaction with Dreyer’s or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Put Right.
Source and Amount of Funds
          Nestlé estimates that $2.64 billion will be required to pay:

•	the Purchase Price for all of the outstanding Class A Shares pursuant to the exercise of the Put Right;

•	the Stock Option Payment in the event a Short Form Merger occurs; and

•	related fees and expenses.
          As of the date of this Notice of Put Right, Nestlé has, and, as of the date on which it intends to deposit funds with the depositary agent under the terms of the Governance Agreement and as of the Expiration Time Nestlé expects to have, cash and marketable securities in an aggregate amount substantially in excess of the amount of cash necessary to fund the Purchase Price for all Class A Shares for which the Put Right is exercised.
Fees and Expenses; Persons Used
          Nestlé and Dreyer’s have jointly retained Mellon Investor Services to act as Depositary Agent, Information Agent and Solicitation Agent with respect to the Put Right. In addition, Mellon Investor

Services continues to serve in its capacity as Transfer Agent for the Class A Shares as provided for in an agreement previously entered into by and between Dreyer’s and Mellon Investor Services. Nestlé and Dreyer’s have agreed to pay Mellon Investor Services reasonable and customary compensation for its services in connection with the Put Right. Nestlé and Dreyer’s have also agreed to reimburse Mellon Investor Services for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Put Right, and have agreed to indemnify Mellon Investor Services against certain liabilities and expenses in connection with the Put Right.
          Dreyer’s engaged Merrill Lynch to deliver an opinion dated November 3, 2005 to the board of directors of Dreyer’s that, as of that date and subject to the assumptions, qualifications and limitations set forth therein, a purchase price of $83.00 in cash per Class A Share was fair, from a financial point of view, to the holders of Class A Shares other than affiliates of Dreyer’s or Nestlé. (Such purchase price was subsequently increased to $83.10 per Class A Share by Dreyer’s and Nestlé for the reasons set forth elsewhere in this Notice of Put Right.) For further information on the fees of, and other arrangements with, Merrill Lynch, please see “Special Factors – Fairness Opinion Regarding the Purchase Price.”
          Brokers, dealers, commercial banks and trust companies will be reimbursed by Dreyer’s for customary mailing and handling expenses incurred by them in forwarding material to their customers.
          Various officers and employees in the finance, human resources, investor relations and legal departments at Dreyer’s have participated, and are anticipated to continue to participate, in the administration of the Put Right.
          The following is an estimate of the fees and expenses to be incurred by Nestlé and Dreyer’s in connection with the First Put Period, which have been mutually determined upon consultation between Nestlé and Dreyer’s:

Fees and Expenses of Merrill Lynch	$1,100,000
SEC Filing Fees	$310,174
Legal Fees and Expenses	550,000
Accounting Fees and Expenses	5,000
Depositary/ Information Agent/ Solicitation Fees	112,200
Printing and Mailing Costs	43,067
Miscellaneous	4,559

Total	$2,125,000
          Nestlé has not made any provisions in connection with the Put Right for Dreyer’s stockholders to access its files or for Nestlé to provide counsel, legal advice or tax advice to Dreyer’s stockholders at Nestlé’s expense.
Certain Legal Matters
Forward Looking Disclaimers
          Statements that Nestlé or Dreyer’s may publish, including those included in this Notice of Put Right, that are not purely historical and that relate to the Put Right, the Call Right, a Triggering Event, the Short Form Merger, Nestlé, Dreyer’s or their businesses or prospects are “forward-looking statements.” These statements are based on Nestlé’s and Dreyer’s current expectations and involve risks and uncertainties which include (i) whether a sufficient number of Class A Shares will be exercised pursuant to the Put Right to enable the consummation of the Short Form Merger, (ii) whether Nestlé or Dreyer’s will elect to exercise the Call Right, (iii) general economic factors and capital market conditions and (iv) general industry trends (including trends relating to Dreyer’s products or prospects as an independent company or as a wholly-owned subsidiary of Nestlé). Nestlé and Dreyer’s wish to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

Short Form Merger Appraisal Rights
          If Nestlé acquires at least 90% of the outstanding voting stock of Dreyer’s, Nestlé will cause Nestlé Ice or another subsidiary of Nestlé to consummate a “short-form” merger pursuant to Section 253 of the DGCL. Section 253 of the DGCL provides that if Nestlé Ice or such other subsidiary owns at least 90% of the outstanding shares of each class of Dreyer’s capital stock, Nestlé Ice or such other subsidiary, may merge with Dreyer’s by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of Nestlé Ice or such other subsidiary’s board of directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid upon surrender of the Class A Shares not owned by Nestlé and its subsidiaries) and the date of its adoption. Under Section 253 of the DGCL, such a merger of Dreyer’s with Nestlé Ice or such other subsidiary would not require the approval or any other action on the past of the board of directors or stockholders of Dreyer’s.
          Holders of Class A Shares do not have appraisal rights as a result of the Put Right or in the event of a Short Form Merger. Section 262(b)(1) of the DGCL provides that appraisal rights are unavailable to stockholders of corporations that are designated as national market systems securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.
General Regulatory Compliance
          Nestlé and Dreyer’s are not aware of any licenses or other regulatory permits which are material to the business of Dreyer’s and which might be adversely affected by the Put Right or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the Put Right. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken.
          The Put Right is not effective in (nor will deliveries be accepted from or on behalf of holders of Class A Shares in) any jurisdiction in which the Put Right, or the acceptance and purchase of Class A Shares thereunder, would not be in compliance with the laws of such jurisdiction. Nestlé and Dreyer’s are not aware of any jurisdiction in which the Put Right or the acceptance of Class A Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Nestlé and Dreyer’s may, however, in their sole discretion, take such action as they may deem necessary to make the Put Right legal in any jurisdiction where it is not in compliance with the laws of such jurisdiction and to extend the Put Right to holders of Class A Shares in such jurisdiction.
Antitrust Compliance
          Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, neither the Put Right nor the Call Right, or in the event that Nestlé becomes the owner of 90% or more of the issued and outstanding voting stock of Dreyer’s as a result of the Put Right, the Call Right, or a Triggering Event, a Short Form Merger, are reportable transactions under the HSR Act.
          Nestlé currently owns directly or beneficially more than 50% of the outstanding voting securities of Dreyer’s. Under HSR Act reporting regulations, this level of ownership means that Nestlé is in “control” of Dreyer’s for the purposes of such regulations. Based on the foregoing, Nestlé believes that no filing under the HSR Act is required in connection with the Put Right, or in the event that Nestlé becomes the owner of 90% or more of the issued and outstanding shares of voting stock of Dreyer’s as a result of the Put Right, the Call Right, a Triggering Event or a Short Form Merger.

Federal Reserve Board Regulations
          Regulations G, T, U and X (the “Margin Regulations”) promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Class A Shares) if such credit is secured directly or indirectly by margin stock. Nestlé is not providing funds for the purchase of Class A Shares pursuant to the Put Right through any credit that is secured directly or indirectly by margin stock. Therefore, the Margin Regulations are inapplicable to the fulfillment of Nestlé’s obligations under the Put Right.
Section 203 of the Delaware General Corporation Law and Dreyer’s Restated Certificate
          In general, Section 203 of the DGCL is an anti-takeover statute that prevents an “Interested Stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) of a Delaware corporation from engaging in a “Business Combination” (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder unless:
          •   before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction which resulted in such person becoming an Interested Stockholder;
          •   upon consummation of the transaction which resulted in such person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be delivered or exchanged pursuant to the Put Right); or
          •   following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.
          Section 203 provides that during such three-year period the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including without limitation:
          •   any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation;
          •   any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation;
          •   any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or
          •   any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

          In connection with the Merger Agreement, Dreyer’s took all necessary corporate action to exempt Nestlé and its affiliates from the provisions of Section 203. Thus, Nestlé and Dreyer’s believe that the restrictions in Section 203 do not apply to any business combination between Nestlé (or one of its subsidiaries) and Dreyer’s.
State Takeover Laws
          A number of states have adopted laws and regulations applicable to acquiring securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Class A Shares” (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.
          Nestlé and Dreyer’s do not believe that any state takeover laws purport to apply to the Put Right or the Short Form Merger. Nestlé and Dreyer’s have not currently complied with any state takeover statute or regulation. Nestlé and Dreyer’s reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Put Right or a Short Form Merger and nothing in this Notice of Put Right or any action taken in connection with the Put Right or the Short Form Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Put Right or the Short Form Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Put Right or the Short Form Merger, Dreyer’s might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Dreyer’s might be unable to accept for payment or pay for Class A Shares delivered pursuant to the exercise of the Put Right, or be delayed in consummating the purchase of Class A Shares pursuant to the exercise of the Put Right or a Short Form Merger. In such case, Dreyer’s may not be obliged to accept for payment or pay for any Class A Shares delivered pursuant to the Put Right.
Miscellaneous
          Nestlé has filed a Statement on Schedule TO and Dreyer’s has filed a Statement on Schedule 14D-9 and a Statement on Schedule 13e-4 (collectively, the “Statements”) with the SEC. Such Statements were filed under the General Rules and Regulations under the Exchange Act and furnish information with respect to the Put Right. Each of Nestlé and Dreyer’s may file amendments to their respective Statements. Such Statements include within them the information required by the SEC’s Statement on Schedule 13E-3 relating to “going private” transactions. Such Statements and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C.
          No person has been authorized to give any information or make any representation on behalf of Nestlé or Dreyer’s not contained in this Notice of Put Right or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Dreyer’s Grand Ice Cream Holdings, Inc.
Nestlé S.A.
Nestlé Holdings, Inc.
Nestlé Ice Holdings, Inc.
December 1, 2005

Appendix A
Information concerning the
Executive Officers and Directors of Nestlé
Nestlé Ice Holdings, Inc.
Executive Officers and Directors

Present Principal
Name	Present Business Address	Occupation	Citizenship

EXECUTIVE OFFICER

Manfred R. Lehmann	Nestlé Ice Holdings, Inc. c/o Nestlé USA, Inc. 800 North Brand Blvd. Glendale, California 91203	Vice President and Treasurer of Nestlé Holdings, Inc.	Switzerland and United States

DIRECTOR

Manfred R. Lehmann	Nestlé Ice Holdings, Inc. c/o Nestlé USA, Inc. 800 North Brand Blvd. Glendale, California 91203	Vice President and Treasurer of Nestlé Holdings, Inc.	Switzerland and United States

Nestlé Holdings, Inc
Executive Officers and Directors

Present
Principal
Name	Present Business Address	Occupation	Citizenship

EXECUTIVE OFFICERS

Joseph M. Weller	Nestlé Holdings, Inc. c/o Nestlé USA, Inc. 800 North Brand Boulevard Glendale, California 91203	President, Chief Executive Officer and Chairman of the Board	United States

Rock Foster	Nestlé Holdings, Inc. c/o Nestlé USA, Inc. 800 North Brand Boulevard Glendale, California 91203	Vice President and Controller	United States

Kristin Adrian	Nestlé Holdings, Inc. c/o Nestlé USA, Inc. 800 North Brand Boulevard Glendale, California 91203	Senior Vice President, General Counsel and Secretary	United States

Alexander Spitzer	Nestlé Holdings, Inc. 383 Main Avenue, 5th Floor Norwalk, Connecticut 06851	Senior Vice President, Taxes	United States

Manfred R. Lehmann	Nestlé Holdings, Inc. c/o Nestlé USA, Inc. 800 North Brand Boulevard Glendale, California 91203	Vice President and Treasurer	Switzerland and United States

Kimberly A. Lund	Nestlé Holdings, Inc. c/o Nestlé USA, Inc. 800 North Brand Boulevard Glendale, California 91203	Vice President and Chief Information Officer	United States

Mark E. Siegal	Nestlé Holdings, Inc. 383 Main Avenue, 5th Floor Norwalk, Connecticut 06851	Vice President, Taxes	United States

Gary Kirschenbaum	Nestlé Holdings, Inc. 383 Main Avenue, 5th Floor Norwalk, Connecticut 06851	Vice President, Taxes	United States

Present
Principal
Name	Present Business Address	Occupation	Citizenship

DIRECTORS

Joseph M. Weller	Nestlé Holdings, Inc. c/o Nestlé USA, Inc. 800 North Brand Boulevard Glendale, California 91203	President, Chief Executive Officer and Chairman of the Board	United States

Rock Foster	Nestlé Holdings, Inc. c/o Nestlé USA, Inc. 800 North Brand Boulevard Glendale, California 91203	Vice President and Controller	United States

Nestlé S.A.
Executive Officers and Directors

Present
Principal
Name	Present Business Address	Occupation	Citizenship

EXECUTIVE OFFICERS

Peter Brabeck-Letmathe	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Chairman and Chief Executive Officer	Austria

Francisco Castaner	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Executive Vice President Pharmaceuticals and Cosmetics Products, Liaison with L’Oréal Human Resources, Corporate Affairs	Spain

Wolfgang Reichenberger	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Executive Vice President Finance, Control, Legal, Tax, Purchasing, Export	Austria and Switzerland

Lars Olofsson	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Executive Vice President Europe	Sweden

Werner Bauer	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Executive Vice President Technical, Production, Environment, Research and Development	Germany

Frits Van Dijk	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Executive Vice President Asia, Oceania, Africa and Middle East	Netherlands

Edward A. Marra	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Executive Vice President Strategic Business Units, Marketing	Canada and United States

Carlo Donati	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Executive Vice President Chairman and CEO of Nestlé Waters	Switzerland

Present
Principal
Name	Present Business Address	Occupation	Citizenship

Paul Bulcke	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Executive Vice President United States of America, Canada, Latin America, Caribbean	Belgium

Chris Johnson	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Deputy Executive Vice President GLOBE Program, IS/IT, Strategic Supply Chain, eNestlé	United States

Luis Cantarell	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Deputy Executive Vice President Nestlé Nutrition	Spain

Richard T. Laube	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Deputy Executive Vice President Corporate Business Development Manager	Switzerland and United States

DIRECTORS

Peter Brabeck-Letmathe	Nestlé S.A. Avenue Nestlé 55 CH-1800 Vevey Switzerland	Chairman and Chief Executive Officer of Nestlé S.A.	Austria

Günter Blobel	Rockefeller University Laboratory of Cell Biology 1230 York Avenue New York, New York 20021-6399	Professor	Germany

Peter Böckli	Böckli Bodmer & Partner Case postale 2348 CH-4002 Basel Switzerland	Lawyer, Law Professor emeritus	Switzerland

Daniel Borel	Logitech Europe S.A. Moulin du Choc D CH-1122 Romanel-sur-Morges Switzerland	Chairman of Logitech International S.A.	Switzerland

Present
Principal
Name	Present Business Address	Occupation	Citizenship

Edward George	c/o Linda Scott NM Rothschild & Sons Ltd New Court St. Swithen’s Lane GB-London EC4P 4DU Great Britain	Former Governor of the Bank of England	United Kingdom

Rolf Hänggi	c/o Rüd, Blass & Cie AG Privatbank Selnaustrasse 32 CH-8039 Zürich Switzerland	Consultant	Switzerland

Nobuyuki Idei	Sony Corporation 6-7-35 Kitashinagawa Shinagawa-ku Tokyo, Japan 141-0001	Chief Corporate Advisor of Sony Corporation	Japan

André Kudelski	Kudelski S.A. Route de Geneve Case postale 134 CH-1033 Cheseaux Switzerland	Chairman and Chief Executive Officer of the Kudelski Group	Switzerland

Andreas Koopmann	Bobst Group S.A. Case postale CH-1001 Lausanne Switzerland	Chief Executive Officer of the Bobst Group S.A.	Switzerland

Jean-Pierre Meyers	L’Oreal S.A. 41, Rue Martre F-92117 Clichy-Cedex France	Vice Chairman of L’Oréal S.A.	France

Carolina Müller-Möhl	Müller-Möhl Group Weinplatz 10 Postfach CH-8022 Zürich Switzerland	Chair of Müller- Möhl Group	Switzerland

Kaspar Villiger	c/o Markwalder & Partner Monbijoustrasse 22 Postfach CH-3001 Bern Switzerland	Former President of the Swiss Confederation	Switzerland

Appendix B
Certain Additional Information About Dreyer’s
Security Ownership of Certain Beneficial Owners
Class A Callable Puttable Common Stock
          The following table sets forth information as of November 2, 2005, concerning the beneficial ownership of Dreyer’s Class A Callable Puttable Common Stock by each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), who is known to Dreyer’s to be the beneficial owner of more than five percent of such class:

	Number of		Percent of All
	Shares Beneficially	Percent	Classes of
Name and Address of Beneficial Owner	Owned*	of Class*	Common Stock

Bank of America Corporation(1)	2,501,931	8.01%	2.61%
101 South Tyron Street Charlotte, NC 28255
BNP Paribas Arbitrage SA(2)	1,913,909	6.13	2.00
555 Croton Road, 4th Floor King of Prussia, PA 19406
Carlson Capital L.P.(3)	2,483,898	7.95	2.59
2100 McKinnery Avenue Dallas, TX 75201
CIC Banque CIAL(4)	4,932,967	15.80	5.15
31 rue Jean Wenger-Valentin 6700 Strasbourg, France
Gabelli Asset Management, Inc.(5)	2,597,414	8.32	2.71
One Corporate Center Rye, NY 10580
Intrepid Funding Master Trust(6)	2,500,000	8.01	2.61
c/o Wilmington Trust Company as Owner, Trustee 1100 North Market Street Wilmington, DE 19890
Andrew H. Tisch, Daniel R. Tisch, James J. Tisch and Thomas J. Tisch(7)	2,876,748	9.21	3.00
c/o TowerView LLC 500 Park Avenue New York, NY 10022

*	The number of shares beneficially owned and percentages were calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act which provides that beneficial ownership of a security is acquired by a person if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of a right such as the exercise of an option or the conversion of a convertible security into Common Stock. Any securities which are subject to options or conversion privileges are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by the person who holds the option or conversion privilege but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person. Percentages were calculated on the basis of 31,225,590 Class A Shares and 64,564,315 Class B Shares outstanding as of November 2, 2005.

(1)	Based on a Schedule 13G filed jointly by Bank of America Corporation (“BofA”), NationsBanc Montgomery Holdings Corporation (“NationsBanc”), Banc of America Securities, LLC (“BofA Securities”), NB Holdings Corporation (“NB Holdings”), Bank of America, NA (“BofA NA”), NMS Services Inc. (“NMS”) and NMS Services (Cayman) Inc. (“NMS Cayman”) with the SEC on February 11, 2005. BofA is the parent holding company of NationsBanc, BofA Securities, NB Holdings, BofA NA, NMS and NMS Cayman. Consists of 2,501,931 shares beneficially owned by BofA as to which BofA shares voting and dispositive power. Each of NationsBanc and BofA Securities beneficially own 1,930 shares and share voting and dispositive power with respect to such shares. NB Holdings beneficially owns 1,931 shares and shares voting and dispositive power with respect to such shares. BofA NA beneficially owns 1 share and has sole voting and dispositive power with respect to such share. Each of NMS and NMS Cayman beneficially own 2,500,000 shares and share voting and dispositive power with respect to such shares.

(2)	Based on a Schedule 13G filed by BNP Paribas Arbitrage SA on October 18, 2005.

(3)	Based on a Schedule 13G filed jointly by Carlson Capital, L.P., Asgard Investment Corp. and Clint D. Carlson with the SEC on December 31, 2004 and a response to Questionaire for Holders of 5% or more of Dreyer’s Class A Shares dated March 24, 2005. Consists of 2,483,898 shares held for the accounts of Carlson Capital, L.P.’s clients and held by Mr. Carlson for his own account. Each of Carlson Capital, L.P., Asgard Investment Corp. and Clint D. Carlson beneficially own such shares and have sole voting and dispositive power with respect to such shares.

(4)	Based on a Schedule 13D filed by CIC Banque CIAL (“CIC”) with the SEC on March 23, 2005. Consists of 4,932,967 shares beneficially owned by CIC and CIC has sole voting and dispositive power with respect to such shares.

(5)	Based on a Schedule 13D filed jointly by Mario J. Gabelli (“Mario Gabelli”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Investors, Inc. (“GAMCO”), Gabelli Securities, Inc. (“GSI”), MJG Associates, Inc. (“MJG Associates”), Gabelli & Company, Inc. Profit Sharing Plan (the “Gabelli Plan”), Gabelli Foundation, Inc. (the “Foundation”), Gabelli Group Capital Partners, Inc. (“Gabelli Partners”), Gabelli Asset Management, Inc. (“GBL”) (collectively, the “Reporting Persons”) with the SEC on July 27, 2005. Consists of 2,597,414 shares beneficially owned by Mario Gabelli, including 1,191,000 shares beneficially owned by Gabelli Funds, 1,110,573 shares beneficially owned by GAMCO, 163,241 shares beneficially owned by GSI, 6,300 shares beneficially owned by MJG Associates, 20,000 shares beneficially owned by the Gabelli Plan, 23,300 shares beneficially owned by the Foundation, 80,000 shares beneficially owned by Gabelli Asset Management and 3,000 shares beneficially owned by Mario Gabelli. Gabelli Partners is the parent company of GBL and GBL is the parent company of GAMCO, GSI (the parent company of Gabelli & Company, Inc.), Gabelli Funds and Gabelli Advisors. Mario Gabelli is the majority stockholder and Chairman of the Board of Directors and Chief Executive Officer of Gabelli Partners and GBL, and the Chief Investment Officer for Gabelli Funds, GAMCO, Gabelli & Company, Inc., the Foundation and Gabelli Partners. Mario Gabelli is the sole shareholder, director and employee of MJG Associates. GBL and is the majority shareholder of GSI and the largest shareholder of Gabelli Advisers. Mario Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the other Reporting Persons. GSI is deemed to have beneficial ownership of the Securities beneficially owned by Gabelli & Company, Inc. GBL and Gabelli Partners are deemed to have beneficial ownership of the shares owned beneficially by each of the Reporting Persons other than Mario Gabelli and the Foundation. Each of the Reporting Persons has the sole voting and dispositive power with respect to the shares beneficially owned by such Reporting Person, except that GAMCO does not have the authority to vote 100,300 of the shares, Gabelli Funds has sole voting and dispositive power with respect to the shares beneficially owned by it, subject to certain restrictions, and the voting and dispositive power of Mario Gabelli, GBL and Gabelli Partners is indirect with respect to the shares beneficially owned directly by the other Reporting Persons.

(6)	Based on a Schedule 13D filed by Intrepid Funding Master Trust (“Intrepid Funding”) and Intrepid Portfolios LLC (“Intrepid Portfolios”) with the SEC on November 19, 2004. Consists of 2,500,000 shares beneficially owned by Intrepid Portfolios. Intrepid Funding is the parent company and Intrepid Portfolios and is deemed to beneficially own the shares held by Intrepid Portfolio. Intrepid Funding and Intrepid Portfolios share voting and dispositive power with respect to all 2,500,000 shares.

(7)	Based on a Schedule 13G/ A filed jointly by Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch (collectively the “Tisch Reporting Persons”) with the SEC on February 10, 2005. Consists of 500,200 shares beneficially owned by Andrew H. Tisch, 1,743,748 shares beneficially owned by Daniel R. Tisch, 500,200 shares beneficially owned by James S. Tisch and 497,600 shares beneficially owned by Thomas J. Tisch. The Tisch Reporting Persons share voting and dispositive power with respect to 125,000 of the shares beneficially owned by each of them, which shares are held in the name of the Tisch Foundation. Each of the Tisch Reporting Persons are managers of the Tisch Foundation. 375,200 of the shares beneficially owned by Andrew H. Tisch are held in the names of trusts for his benefit and, by virtue of his status of the trustee of such trusts, he has sole voting and dispositive power with respect to such shares. 375,200 of the shares beneficially owned by Daniel R. Tisch are held in the names of trusts for his benefit and, by virtue of his status of the trustee of such trusts, he has sole voting and dispositive power with respect to such shares. 22,400 of the shares beneficially owned by Daniel R. Tisch are held in the name of Four-Fourteen Partners, LLC and, by virtue of his status as manager of Four-Fourteen Partners, LLC, he has sole voting and dispositive power with respect to such shares. 1,174,866 of the shares beneficially owned by Daniel R. Tisch are held in the name of TowerView LLC and, by virtue of his status as manager of TowerView LLC, he has sole voting and dispositive power with respect to such shares. 78,682 of the shares beneficially owned by Daniel R. Tisch are held in the name of the Damial Foundation and he has sole voting and dispositive power with respect to such shares. 375,200 of the shares beneficially owned by James S. Tisch are held in the names of trust for his benefit and, by virtue of his status as the trustee of such trusts, he has sole voting and dispositive power with respect to such shares. 350,200 of the shares beneficially owned by Thomas J. Tisch are held in the name of a trust for his benefit and by virtue of his status as the trustee of such trusts he has sole voting and dispositive power with respect to such shares.

Class B Common Stock
          The following table sets forth information as of November 2, 2005, concerning the beneficial ownership of Dreyer’s Class B Common Stock by each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known to Dreyer’s to be the beneficial owner of more than five percent of such class:

	Number of		Percent of All
	Shares Beneficially	Percent	Classes of
Name and Address of Beneficial Owner	Owned*	of Class*	Common Stock*

Nestlé Ice Holdings, Inc.(1)	64,564,315	100%	67.40%
c/o Nestlé USA, Inc. 800 North Brand Boulevard Glendale, California 91203

*	The number of shares beneficially owned and percentages were calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act which provides that beneficial ownership of a security is acquired by a person if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of a right such as the exercise of an option or the conversion of a convertible security into Common Stock. Any securities which are subject to options or conversion privileges are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by the person who holds the option or conversion privilege but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person. Percentages were calculated on the basis of 31,225,590 Class A Shares and 64,564,315 Class B Shares outstanding as of November 2, 2005.

(1)	Based on a Schedule 13D/A filed jointly by Nestlé Ice Holdings, Inc., Nestlé Holdings, Inc. and Nestlé S.A. with the SEC on July 7, 2005. Nestlé Ice Holdings, Inc. is a wholly-owned indirect subsidiary of Nestlé Holdings, Inc., and Nestlé Holdings, Inc. is a wholly-owned subsidiary of Nestlé S.A. Nestlé S.A. has ultimate voting and dispositive power for the Class B Shares held by Nestlé Ice Holdings, Inc.

Security Ownership of Management
          The following table sets forth information as of November 2, 2005, concerning the beneficial ownership of Dreyer’s Class A Shares by each director of Dreyer’s, the Chief Executive Officer and each of the four other most highly compensated executive officers of Dreyer’s (the five officers are referred to as the “Named Executive Officers”), and all directors and executive officers of Dreyer’s as a group. None of such persons owns any Class B Shares. Except as otherwise noted, each person has sole voting and sole investment power with respect to the shares shown:

	Number of		Percent of All
	Shares Beneficially	Percent	Classes of
Name and Address of Beneficial Owner	Owned*	of Class*	Common Stock*

Named Executive Officers
T. Gary Rogers (Chairman of the Board and Chief Executive Officer)(1)	805,713	2.58	**
Thomas M. Delaplane(2)	720	**	**
J. Tyler Johnston(3)	720	**	**
Timothy F. Kahn(4)	676	**	**
William R. Oldenburg(5)	720	**	**

Other Members of the Board of Directors
Jan L. Booth(6)	2,000	**	**
Peter Brabeck-Letmathe(7)	0	**	**
William F. Cronk, III(8)	248,182	**	**
Jean-Marie Gurné(7)	0	**	**
Tahira Hassan(7)	0	**	**
John W. Larson	0	**	**
Carlos E. Represas(7)	0	**	**
Timothy P. Smucker	0	**	**
Joseph M. Weller(7)	0	**	**
Directors and executive officers as a group (14 persons)	1,058,731	3.39	1.11

*	The number of shares beneficially owned and percentages were calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act which provides that beneficial ownership of a security is acquired by a person if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of a right such as the exercise of an option or the conversion of a convertible security into Common Stock. Any securities which are subject to options or conversion privileges are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by the person who holds the option or conversion privilege but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person. Percentages were calculated on the basis of 31,225,590 Class A Shares and 64,564,315 Class B Shares outstanding as of November 2, 2005.

**	Less than one percent.

(1)	Held by the Rogers Revocable Trust for which Mr. Rogers and his wife serve as co-trustees (Mr. Rogers and his wife share the voting and investment power with respect to such shares).

(2)	Held by Mr. Delaplane and his wife as co-trustees of the Delaplane Family Trust (Mr. Delaplane and his wife share the voting and investment power with respect to such shares).

(3)	Held by the Tyler and Melanie Johnston Trust for which Mr. Johnston and his wife serve as co-trustees (Mr. Johnston and his wife share the voting and investment power with respect to such shares).

(4)	Held by the Kahn Adams Family Living Trust.

(5)	Held by the William R. Oldenburg and Deborah Oldenburg Trust for which Mr. Oldenburg and his wife serve as co-trustees (Mr. Oldenburg and his wife share the voting and investment power with respect to such shares).

(6)	Held by the Jan L. Booth 2004 Trust for which Ms. Booth serves as the trustee (Ms. Booth has sole voting and investment power with respect to such shares).

(7)	Mr. Brabeck-Letmathe, Mr. Gurné, Ms. Hassan, Mr. Represas and Mr. Weller disclaim beneficial ownership with respect to the shares of Series B Common Stock held by Nestlé and its affiliates.

(8)	Held directly by the Cronk Revocable Trust for which Mr. Cronk and his wife serve as co-trustees (Mr. Cronk and his wife share the voting and investment power with respect to such shares).
Agreements Between Dreyer’s and Its Executive Officers
Stock Options
          No stock options were granted to the Named Executive Officers during the period beginning on December 28, 2003, the first day of Dreyer’s 2004 fiscal year, through December 25, 2004 the last day of Dreyer’s 2004 fiscal year.
          The following table provides information on option exercises during the period beginning on December 28, 2003, the first day of Dreyer’s 2004 fiscal year, through December 25, 2004, the last day of Dreyer’s 2004 fiscal year, by the Named Executive Officers and the value of such officers’ unexercised in-the-money options as of December 25, 2004:
Aggregated Option Exercises in the Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-The-Money Options
	Shares		Options at FY-End(#)		at FY-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

T. Gary Rogers	102,847	5,563,985	0	205,693	0	11,359,851
Timothy F. Kahn	37,076	1,957,813	0	73,476	0	4,064,622
Thomas M. Delaplane	103,810	6,646,236	48,133	69,547	2,656,997	3,839,214
William R. Oldenburg	148,193	8,937,819	0	69,547	0	3,838,214
J. Tyler Johnston	35,133	1,846,316	0	69,547	0	3,838,214

Employment Contracts, Employment Termination and Change of Control Arrangements
          In connection with the Merger Agreement, Dreyer’s entered into employment agreements with each of the Named Executive Officers. Each employment agreement became effective on the Merger Closing Date.
          During his employment under the employment agreement, Mr. Rogers has full authority to operate the day-to-day business affairs of Dreyer’s and he agreed to devote substantially his full time and attention to the business and affairs of Dreyer’s. During their employment under the employment agreements, the other Named Executive Officers agreed to devote substantially their full time and attention to the business and affairs of Dreyer’s.
          Each Named Executive Officer’s base salary during the term of his employment agreement will not be less than his annual base salary as in effect on the date the employment agreement was signed, as it may be increased in accordance with Dreyer’s normal salary adjustment practices. In addition, each Named Executive Officer will be awarded an annual cash bonus on terms and conditions not less favorable than those in effect as of the date the employment agreement was signed. Each Named

Executive Officer also will be offered long-term incentive compensation opportunities comparable to those previously provided to the Named Executive Officer by DGIC through stock options, which will be made available through awards under the 2004 Dreyer’s Long Term Incentive Plan (“LTIP”). Each Named Executive Officer is also entitled to other benefits and perquisites on par with other executives of Dreyer’s and not less favorable than those provided to the Named Executive Officer on the date the employment agreement was signed.
          If the Named Executive Officer’s employment is terminated by Dreyer’s for cause, or by the Named Executive Officer without “good reason” (as defined in the employment agreement), the Named Executive Officer will receive a lump-sum payment of any accrued but unpaid base salary, annual bonus and vacation pay and the Named Executive Officer’s unvested stock options that were deferred under the employment agreement will be forfeited.
          If Dreyer’s terminates the Named Executive Officer’s employment other than for death, disability or cause, or if the Named Executive Officer resigns for good reason, the Named Executive Officer will:
          (1) receive a lump sum payment of:
          •   His base salary for the remaining term of the employment agreement;
          •   An amount equal to the annual bonus percentage that applies if all performance targets are met multiplied by the total amount of his base salary for the remaining term of the employment agreement; and
          •   The value of additional 401(k) benefits he would have received had he continued to be employed by Dreyer’s for the remaining term of the employment agreement;
          (2) receive any accrued but unpaid base salary, vacation pay and annual bonus as of the date of termination;
          (3) continue to earn long-term incentive compensation, on the same terms as if the Named Executive Officer’s employment had not been terminated, for the remaining term of the employment agreement;
          (4) be entitled to receive welfare and fringe benefits for the remaining term of the employment agreement; and
          (5) be entitled to immediate vesting of the stock options that were deferred under the employment agreement, with continued exercisability as provided by their terms, or, if longer, until the day after the put rights have ceased to be exercisable (but in no event after the termination of their original term).
          Dreyer’s will pay the Named Executive Officer’s legal fees and expenses incurred in any dispute involving his employment agreement, unless the court finds that the Named Executive Officer’s claim was frivolous or maintained in bad faith. Dreyer’s also will provide outplacement services to the Named Executive Officer. If any payments or benefits the Named Executive Officer receives are subject to the United States federal excise tax on excess parachute payments under Section 4999 of the Code, he will receive an additional payment to restore him to the after-tax position that he would have been in if the United States federal excise tax had not been imposed.
          Each employment agreement includes a waiver by the Named Executive Officer of the accelerated vesting of the Named Executive Officer’s unvested stock options as a result of the Merger by Dreyer’s Board of Directors. Under each employment agreement, these stock options have vested and will vest as follows:
          •   the shares subject to options which qualify as incentive stock options under the Code vested as to 2/3 of such shares on June 26, 2004 and June 26, 2005, with the remaining 1/3 of such shares vesting on April 3, 2006; and

          •   the shares of Class A Callable Puttable Common Stock subject to options which qualify as non-statutory stock options under the Code vested as to 2/3 of such shares in equal installments on December 1, 2003 and December 1, 2004, with the remaining 1/3 of such shares to vest on April 3, 2006.
          The vesting of these stock options are subject to the continuation of the Named Executive Officer’s service to Dreyer’s and are subject to accelerated vesting in certain cases as described above.
          On March 9, 2005, Dreyer’s announced that Doug Holdt had been appointed to serve as Executive Vice President – Finance and Administration and Chief Financial Officer of Dreyer’s. Mr. Holdt’s employment with Dreyer’s commenced on April 4, 2005. Mr. Holdt’s annual compensation consists of a base salary of $420,000 with a bonus opportunity of 65% of his base salary which will be determined in accordance with the terms established for Dreyer’s other executive officers. In addition, Mr. Holdt is eligible to receive 43,902 units under Dreyer’s 2004 LTIP. Finally, Dreyer’s contributed $300,000 to Mr. Holdt’s account under Dreyer’s 2004 Deferred Compensation Plan which will vest in 5 equal installments over 5 years.

Appendix C
November 3, 2005
Board of Directors
Dreyer’s Grand Ice Cream Holdings, Inc.
5929 College Avenue
Oakland, California 94618
Members of the Board of Directors:
      Dreyer’s Grand Ice Cream Holdings, Inc. (the “Company”) may be required by the holders of shares of Class A Callable Puttable Common Stock, par value $0.01 per share, of the Company (the “Class A Shares”) to redeem any or all of their shares of Class A Shares (the “Put Right”) during the time period between December 1, 2005 and January 13, 2006 (the “First Put Period”) and between April 2, 2006 and May 12, 2006. To provide a mechanism for the exercise of the Put Right by the holders of Class A Shares during the First Put Period, the Company would commence a tender offer (the “Tender Offer”) for all outstanding Class A Shares for $83.00 per Class A Share, net to the seller in cash (the “Consideration”), that would remain open for the First Put Period. The Tender Offer is referred to herein as the “Transaction.”
      You have asked us whether, in our opinion, the Consideration to be received by the holders of Class A Shares pursuant to the Transaction is fair from a financial point of view to such holders of such shares, other than affiliates of the Company or Nestlé S.A., Nestlé Holdings, Inc. and Nestlé Ice Holdings, Inc. (collectively, “Nestlé”).
      In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3)	Conducted discussions with members of management of the Company concerning the matters described in clauses 1 and 2 above;

(4)	Reviewed the market prices for the Class A Shares and implied valuation multiples for the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions among representatives of the Company and its legal advisors;

(8)	Reviewed a draft dated November 1, 2005 of the Notice of Put Right for All Outstanding Shares of Class A Callable Puttable Common Stock (the “Notice”); and

(9)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.
      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such

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information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Notice will be substantially similar to the last draft reviewed by us. In addition, for purposes of the valuations in connection with this opinion, we have assumed that the Class A Shares will be continuously listed on the Nasdaq National Market and that the Class A Shares have not converted to shares of Class B Common Stock of the Company.
      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.
      In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.
      We will receive a fee from the Company for our delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Class A Shares and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder as to whether such shareholder should tender any Class A Shares pursuant to the Tender Offer. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities (including the holders of shares of Class B Common Stock of the Company), creditors or other constituencies of the Company, other than the holders of the Class A Shares. You have also not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Nestlé or any of their affiliates.
      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Class A Shares pursuant to the Transaction is fair from a financial point of view to the holders of such shares, other than affiliates of the Company or Nestlé.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED

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This Notice of Put Right and associated information, including the accompanying Letter of Transmittal are available via the Internet at www.dreyersinc.com, although the contents of the website are not incorporated by reference into this Notice of Put Right.
Questions and requests for assistance may be directed to Mellon Investor Services at the telephone number and location listed below. Requests for additional copies of this Notice of Put Right, the Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Put Right may be directed to Mellon Investor Services at its telephone number and location listed below, and will be furnished promptly at Dreyer’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Put Right.
The Depositary Agent, Information Agent, Solicitation Agent and Transfer Agent for the Put Right is:

Mellon Investor Services

A Mellon Financial CompanySM
By Telephone: 9 a.m. to 6 p.m. New York City time, Monday through Friday, except for bank holidays:
          From within the U.S., Canada or Puerto Rico:
                   1-888-256-2660 (Toll Free)
          From outside the U.S.:
                   1-201-329-8660 (Collect)
          For the hearing impaired:
                   TDD from within the U.S., Canada or Puerto Rico: 1-800-231-5469 (Toll Free)
                   TDD from outside the U.S.: 1-201-329-8354 (Collect)

By Mail	By Overnight Courier	By Hand
Mellon Investor Services LLC Reorganization Department P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC Reorganization Department Mail Stop – Reorg 480 Washington Blvd. Jersey City, NJ 07032	Mellon Investor Services LLC Reorganization Department 120 Broadway, 13th Floor New York, NY 10271
By Facsimile Transmission (for Eligible Institutions only): (201) 296-4293
     Confirm by Telephone: (201) 296-4860